INDEX
Loral Skynet Corporation

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2006 and 2005

Consolidated Statements of Operations for the year ended December 31, 2006, for the period from October 2, 2005 to December 31, 2005 (Successor Business Operations), January 1, 2005 to October 1, 2005 and for the year ended December 31, 2004 (Predecessor Business Operations)

Consolidated Statements of Shareholder’s (Deficit) Equity for the year ended December 31, 2006, for the period from October 2, 2005 to December 31, 2005 (Successor Business Operations), January 1, 2005 to October 1, 2005 and for the year ended December 31, 2004 (Predecessor Business Operations)

Consolidated Statements of Cash Flows for the year ended December 31, 2006, for the period from October 2, 2005 to December 31, 2005 (Successor Business Operations), January 1, 2005 to October 1, 2005 and for the year ended December 31, 2004 (Predecessor Business Operations)

Notes to Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Loral Space and Communications Inc.

We have audited the accompanying consolidated balance sheets of Loral Skynet Corporation and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholder’s (deficit) equity, and cash flows for the year ended December 31, 2006, for the period from October 2, 2005 to December 31, 2005 (Successor Business operations), for the period from January 1, 2005 to October 1, 2005 and for the year ended December 31, 2004 (Predecessor Business operations). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Successor Business consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the year ended December 31, 2006 and for the period October 2, 2005 to December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Predecessor Business consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of the Company’s operations and its cash flows for the period from January 1, 2005 to October 1, 2005 and for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company emerged from bankruptcy on November 21, 2005. In connection with its emergence, the Company adopted fresh-start reporting pursuant to American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, as of October 1, 2005. As a result, the consolidated financial statements of the Successor Business are presented on a different basis than those of the Predecessor Business and, therefore, are not comparable.

As discussed in Note 3 to the consolidated financial statements, as of December 31, 2006, the Company changed its method of accounting for pensions and other employee benefits to adopt the provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and other Postretirement Plans.

As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation to adopt the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective October 1, 2005.

As discussed in Note 5 to the consolidated financial statements, in March 2004 the Company completed the sale of its North American satellites and related assets. The Company has classified the related operations as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

/s/ DELOITTE & TOUCHE LLP
New York, NY
June 28, 2007

LORAL SKYNET CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$16,032	$39,715
Accounts receivable, net	11,734	12,028
Inventories	552	1,098
Prepaid insurance	5,636	7,934
Available for sale securities	16,260	—
Other current assets	4,622	8,010

Total current assets	54,836	68,785
Property, plant and equipment, net	451,437	397,489
Investments in affiliates	100,271	107,344
Goodwill	85,933	88,970
Intangible assets, net	57,618	71,076
Other assets	8,147	9,459

Total assets	$758,242	$743,123

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	$6,896	$12,843
Accrued employment costs	7,058	5,369
Customer advances	8,664	6,277
Income taxes payable	1,331	1,821
Accrued interest and preferred dividends	20,097	4,840
Other current liabilities	6,476	1,100
Due to related parties	32,959	3,915

Total current liabilities	83,481	36,165
Pension and other postretirement liabilities	18,186	21,873
Long-term debt	128,084	128,191
Transponder repurchase obligation	21,285	24,600
Fair value adjustments for customer contracts	15,225	26,640
Long-term liabilities	32,447	33,114

Total liabilities	298,708	270,583
Shareholder’s equity:
Intercompany investment, $.01 par value; 1,000 shares authorized, 140 shares issued and outstanding	289,160	289,279
Series A preferred stock	214,256	200,000
Accumulated deficit	(56,402)	(16,754)
Accumulated other comprehensive income	12,520	15

Total shareholder’s equity	459,534	472,540

Total liabilities and shareholder’s equity	$758,242	$743,123

See notes to consolidated financial statements

LORAL SKYNET CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Successor Business		Predecessor Business
		For the Period	For the Period
		October 2,	January 1,
	Year Ended	2005 to	2005 to	Year Ended
	December 31,	December 31,	October 1,	December 31,
	2006	2005	2005	2004
Revenues from satellite services	$163,707	$35,988	$114,213	$139,758
Revenues from sales-type lease arrangement	—	—	—	87,200

Total revenues	163,707	35,988	114,213	226,958
Cost of satellite services	99,287	25,973	97,266	214,857
Cost of sales-type lease arrangement	—	—	—	87,200
Selling, general and administrative expenses	53,195	16,156	38,013	59,464

Income (loss) from continuing operations before reorganization expenses due to bankruptcy	11,225	(6,141)	(21,066)	(134,563)
Reorganization expenses due to bankruptcy	—	—	(24,591)	(15,154)

Operating income (loss) from continuing operations	11,225	(6,141)	(45,657)	(149,717)
Gain on discharge of pre-petition obligations and fresh-start adjustments	—	—	318,153	—
Interest and investment income	8,718	187	153	163
Interest expense (contractual interest was $10,495 for the period ended October 1, 2005 and $13,219 for the year ended December 31, 2004	(17,591)	(4,239)	(2,804)	(2,965)
Other (expense) income	(4,766)	(309)	392	(35)

(Loss) income from continuing operations before income taxes and equity losses in affiliates	(2,414)	(10,502)	270,237	(152,554)
Income tax provision	(5,367)	(929)	(15,032)	(12,878)

(Loss) income from continuing operations before equity losses in affiliates	(7,781)	(11,431)	255,205	(165,432)
Equity losses in affiliates	(7,073)	(2,656)	—	—

(Loss) income from continuing operations	(14,854)	(14,087)	255,205	(165,432)
Loss from discontinued operations	—	—	—	(3,205)
Gain (loss) on sale of discontinued operations, net of taxes	—	—	65	(59,931)

Net (loss) income	$(14,854)	$(14,087)	$255,270	$(228,568)

See notes to consolidated financial statements.

LORAL SKYNET CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S (DEFICIT) EQUITY

(In thousands, except share data)

							Accumulated
							Other	Total
	Intercompany Investment		Preferred Stock				Comprehensive	Shareholder’s
	Common Shares		Shares		Paid-In	Accumulated	Income	Equity
	Issued	Amount	Issued	Amount	Capital	Deficit	(Loss)	(Deficit)

Predecessor Business
Balance January 1, 2004	100	$1,072,050		$—	$588,097	$(1,652,735)	$(13,191)	$(5,779)
Net loss						(228,568)
Other comprehensive income							9,639
Comprehensive loss								(218,929)

Balance, December 31, 2004	100	1,072,050	—	—	588,097	(1,881,303)	(3,552)	(224,708)
Net income						255,270
Other comprehensive loss							(321)
Comprehensive income								254,949
Cancellation of Predecessor Business Intercompany investment	(100)	(1,072,050)			(588,097)			(1,660,147)
Fresh-start adjustment						1,626,033	3,873	1,629,906
Value ascribed to parent investment	140	289,279						289,279
Issuance of Series A preferred stock			1,000,000	200,000				200,000

Balance, October 1, 2005	140	289,279	1,000,000	200,000	—	—	—	489,279
Successor Business
Net loss						(14,087)
Other comprehensive income							15
Comprehensive loss								(14,072)
Preferred stock dividends						(2,667)		(2,667)

Balance, December 31, 2005	140	289,279	1,000,000	200,000	—	(16,754)	15	472,540
Net loss						(14,854)
Other comprehensive income							10,109
Comprehensive income								(4,745)
Adjustment to initially apply SFAS 158, net of taxes							2,396	2,396
Adjustment to the valuation ascribed to parent investment		(119)						(119)
Issuance of Series A preferred stock as payment for dividend			71,281	14,256				14,256
Preferred stock dividends						(24,794)		(24,794)

Balance, December 31, 2006	140	$289,160	1,071,281	$214,256	$—	$(56,402)	$12,520	$459,534

See notes to consolidated financial statements.

LORAL SKYNET CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Successor Business		Predecessor Business
	Year Ended	For the Period	For the Period	Year Ended
	December 31,	October 2, 2005 to	January 1, 2005 to	December 31,
	2006	December 31, 2005	October 1,2005	2004
Operating activities:
Net (loss) income	$(14,854)	$(14,087)	$255,270	$(228,568)
Non-cash items:
Gain on discharge of pre-petition obligations and fresh-start adjustments	—	—	(318,153)	—
Loss from discontinued operations	—	—	—	3,205
Loss on sale of discontinued operations, net of taxes	—	—	(65)	59,931
Equity losses in affiliates	7,073	2,656	—	—
Deferred taxes	(370)	105	13,187	11,434
Adjustment to revenue straightlining assessment	—	46	1,031	1,149
Loss on equipment disposals	—	—	2,625	—
Impairment charge on satellite and related assets	—	—	—	34,454
Provisions for (recoveries of) bad debts	356	953	(2,886)	(2,167)
Gain on disposition of orbital slot	(1,149)	—	—	—
Loss on foreign currency transactions and non-cash interest	5,750	1,460	—	—
Depreciation and amortization	45,608	11,885	52,291	114,341
Gain on disposition of available for sale securities	(7,098)	—	—	—
Stock option compensation	945	—	—	—
Changes in operating assets and liabilities:
Accounts receivable, net	(62)	2,946	(300)	10,585
Inventories	546	(94)	(798)	(362)
Due to (from) related parties	(1,404)	(114,117)	4,850	9,681
Prepaid insurance	2,298	(7,154)	8,017	(1,428)
Other current assets and other assets	1,981	(785)	(1,618)	(2,758)
Accounts payable	(6,440)	(2,540)	(4,214)	637
Accrued expenses and other current liabilities	7,312	1,545	(3,875)	604
Customer advances	634	(817)	(2,080)	(2,930)
Income taxes payable	(490)	(211)	(94)	1,570
Pension and other postretirement liabilities	274	445	(1,834)	904
Long-term liabilities	(5,511)	(38)	(933)	(4,177)
Other	(107)	15	—	—

Net cash provided by (used in) operating activities of continuing operations	35,292	(117,787)	421	6,105

Net cash provided by discontinued operations	—	—	—	22,182

Net cash provided by (used in) operating activities	35,292	(117,787)	421	28,287

Investing activities:
Proceeds from disposition of orbital slot	5,742	—	—	—
Increase in restricted cash	—	—	—	(3,000)
Proceeds from sale of available for sale securities	7,098	—	—	—
Capital expenditures for continuing operations	(100,537)	(1,493)	(1,964)	(26,439)

Net cash used in investing activities of continuing operations	(87,697)	(1,493)	(1,964)	(29,439)

Proceeds from sale of assets, net of expenses	—	—	—	953,619
Capital expenditures for discontinued operations	—	—	—	(9,858)

Net cash provided by investing activities of discontinued operations	—	—	—	943,761

Net cash (used in) provided by investing activities	(87,697)	(1,493)	(1,964)	914,322

Financing activities:
Repayments under term loans	—	—	—	(576,500)
Repayments under revolving credit facilities	—	—	—	(390,387)
Proceeds from loan from Parent	30,000	—	—	—
Preferred stock dividends	(1,278)	—	—	—
Proceeds from Skynet Notes	—	120,763	—	—

Net cash (used in) provided by financing activities	28,722	120,763	—	(966,887)

Increase (decrease) in cash and cash equivalents	(23,683)	1,483	(1,543)	(24,278)
Cash and cash equivalents — beginning of period	39,715	38,232	39,775	64,053

Cash and cash equivalents — end of period	$16,032	$39,715	$38,232	$39,775

See notes to consolidated financial statements

LORAL SKYNET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization, Principal Business and Recent Developments

Loral Skynet Corporation (together with its subsidiaries, “Loral Skynet,” or the “Company”) is a leading satellite communications company with substantial activities in satellite-based communications services. The Company is a wholly owned subsidiary of Loral Space & Communications Inc. (“Loral”). Loral was formed to succeed to the business conducted by its predecessor, Loral Space & Communications Ltd. (“Old Loral”). Old Loral, together with its subsidiaries, including Loral Skynet, emerged from chapter 11 of the federal bankruptcy laws on November 21, 2005 (the “Effective Date”).

Prior to the Effective Date, Old Loral’s satellite-based communications services business was conducted by Loral Orion, Inc. (“Loral Orion”) and Loral SpaceCom Corporation (“Loral SpaceCom”) and their subsidiaries (together, “Old Skynet”). On the Effective Date, the assets of this business were all combined into and under Loral Orion, Inc., which on that date changed its name to Loral Skynet Corporation.

The terms, “Loral Skynet,” the “Company,” “we,” “our” and “us,” when used in this report with respect to the period prior to our emergence, are references to Old Skynet, and when used with respect to the period commencing after our emergence, are references to Loral Skynet. These references include the subsidiaries of Old Skynet or Loral Skynet, as the case may be, unless otherwise indicated or the context otherwise requires.

The term, “Loral” when used in this report with respect to the period prior to Loral’s emergence, are references to Old Loral, and when used with respect to the period commencing after Loral’s emergence, are references to Loral. These references include the subsidiaries of Old Loral or Loral, as the case may be, unless otherwise indicated or the context otherwise requires.

We adopted fresh-start accounting as of October 1, 2005, in accordance with Statement of Position No. 90-7, Financial Reporting of Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”). Accordingly, our financial information disclosed under the heading “Successor Business” for the periods ended and as of December 31, 2006 and 2005, respectively, is presented on a basis different from, and is therefore not comparable to, our financial information disclosed under the heading “Predecessor Business” for the period ended and as of October 1, 2005 (the date we adopted fresh-start accounting), or for prior periods.

Loral Skynet has one reportable segment, Satellite Services, and operates a global fixed satellite services business. Loral Skynet leases transponder capacity to commercial and government customers for video distribution and broadcasting, high-speed data distribution, Internet access and communications, as well as provides managed network services to customers using a hybrid satellite and ground-based system. Loral Skynet has four in-orbit satellites and has one satellite under construction at Space Systems/Loral, Inc. (“SS/L”), a subsidiary of Loral. It also provides professional services to other satellite operators such as fleet operating services.

Recent Developments

Telesat Canada Acquisition

On December 16, 2006, a joint venture company (“Acquireco”) formed by Loral and its Canadian partner, the Public Sector Pension Investment Board (“PSP”), entered into a definitive agreement with BCE Inc. to acquire 100% of the stock of Telesat Canada and certain other assets from BCE Inc. for CAD 3.25 billion (approximately $2.79 billion based on an exchange rate of $1.00/ CAD 1.1652 as of December 31, 2006), which purchase price is not subject to adjustment for Telesat Canada’s performance during the pre-closing period (“Telesat Transaction”). Under the terms of this purchase agreement, Telesat Canada’s business is, subject to certain exceptions, being operated entirely for Acquireco’s benefit beginning December 16, 2006. Telesat Canada is the leading satellite services provider in Canada and earns its revenues principally through the provision of broadcast and business network services over eight in-orbit satellites. This transaction is subject to various closing conditions, including approvals of the relevant Canadian and U.S. government authorities, and is expected to close in the third quarter of 2007. Loral and

LORAL SKYNET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

PSP have agreed to guarantee 64% and 36%, respectively, of Acquireco’s obligations under the Telesat share purchase agreement, up to CAD 200 million.

At the time of, or following the Telesat Canada acquisition, substantially all of Loral Skynet’s assets and related liabilities are expected to be transferred to a subsidiary of Acquireco at an agreed upon enterprise valuation, subject to downward adjustment under certain circumstances (the “Skynet Transaction”). This subsidiary will be combined with Telesat Canada and the resulting new entity (“New Telesat”) will be a Canadian company that will be headquartered in Ottawa, Ontario. Following the completion of the Skynet Transaction, New Telesat will be the world’s fourth largest operator of telecommunications satellites, with a combined fleet of twelve in-orbit satellites and three additional satellites to be placed in service over the next four years.

Loral and PSP have arranged for the parent company of Acquireco (“Holdings”) to obtain $3.1 billion of committed debt financing from a group of financial institutions, of which up to approximately $2.8 billion is available to fund the purchase price of the Telesat Canada acquisition. PSP has agreed to contribute up to CAD 595.8 million in cash to Holdings, of which $150 million (or CAD 174.8 million based on an exchange rate of $1.00/CAD 1.1652 as of December 31, 2006) will be for the purchase of fixed rate senior non-convertible mandatorily redeemable preferred stock of Holdings.

2.	Bankruptcy Filings and Reorganization

Bankruptcy Filings

On July 15, 2003, Old Loral and certain of its subsidiaries (the “Debtor Subsidiaries” and collectively with Old Loral, the “Debtors”), including Loral Space & Communications Holdings Corporation (formerly known as Loral Space & Communications Corporation), Loral SpaceCom, SS/L and Loral Skynet, filed voluntary petitions for reorganization under chapter 11 of title 11 (“Chapter 11”) of the United States Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (Lead Case No. 03-41710 (RDD), Case Nos. 03-41709 (RDD) through 03-41728 (RDD)) (the “Chapter 11 Cases”). Also on July 15, 2003, Old Loral and one of its Bermuda subsidiaries (the “Bermuda Group”) filed parallel insolvency proceedings in the Supreme Court of Bermuda (the “Bermuda Court”), and, on that date, the Bermuda Court entered an order appointing certain partners of KPMG as Joint Provisional Liquidators (“JPLs”) in respect of the Bermuda Group.

The Debtors emerged from Chapter 11 on November 21, 2005 pursuant to the terms of their fourth amended joint plan of reorganization, as modified (the “Plan of Reorganization”). The Plan of Reorganization had previously been confirmed by order (the “Confirmation Order”) of the Bankruptcy Court entered on August 1, 2005. Pursuant to the Plan of Reorganization, among other things, the business and operations of Old Loral were transferred to Loral, and Loral Skynet emerged intact as a separate subsidiary of the reorganized Loral.

Certain appeals (the “Appeals”) filed by Old Loral shareholders acting on behalf of the self-styled Loral Stockholders Protective Committee (“LSPC”) seeking, among other things, to revoke the Confirmation Order and to rescind the approval of the Federal Communications Commission (“FCC”) of the transfer of our FCC licenses from Old Loral to Loral remain outstanding. We believe that these Appeals are completely without merit and will not have any effect on the completed reorganization (see Note 17).

3.	Basis of Presentation and Significant Accounting Policies

Loral Skynet has a December 31 year end. The consolidated financial statements for the year ended December 31, 2006, for the period October 2, 2005 to December 31, 2005 and January 1, 2005 to October 1, 2005, and for the year ended December 31, 2004, include the results of Loral Skynet and its subsidiaries and have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). All intercompany transactions have been eliminated. References in these consolidated financial statements to the Predecessor Business refer to Loral Skynet until October 1, 2005 and references to the Successor Business refer to Loral Skynet after October 1, 2005 and after giving effect to the adoption of fresh-start accounting.

LORAL SKYNET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The accompanying consolidated financial statements for the Predecessor Business have been prepared in accordance with SOP 90-7 and on a going concern basis, which contemplates continuing operations, realization of assets and liquidation of liabilities in the ordinary course of business. In addition, the consolidated statements of operations of the Predecessor Business portray our results of operations during the Chapter 11 proceedings. As a result, any revenue, expenses, realized gains and losses, and provision for losses resulting directly from the reorganization and restructuring of the organization are reported separately as reorganization items. We did not prepare combining financial statements for Old Skynet and its Debtor Subsidiaries, since the subsidiaries that did not file voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code were immaterial to our consolidated financial statements.

As noted above, we emerged from bankruptcy on November 21, 2005 and pursuant to SOP 90-7, we adopted fresh-start accounting as of October 1, 2005. We engaged an independent appraisal firm to assist us in determining the fair value of our assets and liabilities. Upon emergence, our reorganization enterprise value as determined by the Bankruptcy Court was approximately $589 million, which after reduction for the fair value of the Loral Skynet Notes (see Note 11) and certain other adjustments, resulted in a reorganization equity value of approximately $489 million. This reorganization equity value was allocated to our assets and liabilities. Our assets and liabilities were stated at fair value in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations (“SFAS 141”). In addition, our accumulated deficit was eliminated, and our new debt and equity were recorded in accordance with distributions pursuant to the Plan of Reorganization. (See Note 4).

Loral charges Loral Skynet for expenses incurred for the benefit, or on behalf of Loral Skynet. These expenses include benefits administrative services, tax administration services, audit fees, internal audit and treasury services. Loral also allocates corporate management expenses to Loral Skynet using a fixed formula based on certain factors, including relative revenues, payroll and properties of Loral Skynet to that of total Loral. Management believes such allocations are reasonable. However, the associated expenses recorded by the Company in the accompanying consolidated statements of operations may not be indicative of the actual expenses that would have been incurred had the Company been operating as a separate, stand-alone company for the periods presented. See Note 19 — Related Party Transactions for a detailed description of the Company’s transactions with Loral.

Our investment in XTAR, L.L.C. (“XTAR”), is accounted for using the equity method, due to our inability to control significant operating decisions. Income and losses of affiliates are recorded based on our beneficial interest. Advances to affiliates generally consist of amounts due under extended payment terms. Equity in losses of affiliates is not recognized after the carrying value of an investment, including advances and loans, has been reduced to zero, unless guarantees or other obligations exist.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses reported for the period. Actual results could differ from estimates. Significant estimates include the estimated useful lives of our satellites and finite lived intangible assets, the carrying value of indefinite lived intangible assets, the fair value of stock based compensation, the realization of deferred tax assets, gains or losses on derivative instruments and our pension liabilities.

Cash and Cash Equivalents

Cash and Cash Equivalents consist of cash on hand and highly liquid investments with original maturities of three months or less. As of December 31, 2006, the Company had $19.0 million of cash and restricted cash, of which $3.0 million is in the form of restricted cash ($2.2 million included in other current assets and $0.8 million included in other assets on our consolidated balance sheet). As of December 31, 2005, the Company had $42.7 million of

LORAL SKYNET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

cash and restricted cash, of which $3.0 million is in the form of restricted cash ($1.5 million included in other current assets and $1.5 million included in other assets on our consolidated balance sheet).

Concentration of Credit Risk

Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents, foreign exchange contracts, accounts receivable and advances to affiliates (see Note 8). Our cash and cash equivalents are maintained with high-credit-quality financial institutions. Historically, our customers include large multinational corporations for which the creditworthiness was generally substantial. Management believes that its credit evaluation, approval and monitoring processes combined with contractual billing arrangements provide for effective management of potential credit risks with regard to our current customer base.

Receivables

As of December 31, 2006 and 2005, accounts receivable was reduced by an allowance for doubtful accounts of $3.4 million and $5.4 million, respectively.

Available-for-sale securities

Investment in publicly traded common stock are classified as available-for-sale and are carried at fair value. Unrealized gains or losses, if any, are reported as a component of other comprehensive loss (see Notes 6 and 16). Our investment in Globalstar, L.P.’s $500 million credit facility (which arose as a result of our guarantee of such facility) was accounted for at fair value, with changes in the value (net of tax) recorded as a component of other comprehensive loss. We recorded unrealized net gains after taxes as a component of other comprehensive loss of $8 million in 2004 in connection with this activity. With the dissolution of Globalstar, L.P. on June 29, 2004, we wrote-off the remaining book value of our investment in Globalstar’s $500 million credit facility and reduced to zero the unrealized gains and related deferred tax liabilities previously reflected in accumulated other comprehensive loss.

Property, Plant and Equipment

As of October 1, 2005, we adopted fresh-start accounting and our property, plant and equipment were recorded at their fair values based upon the appraised values of such assets. We used the work of an independent appraisal firm to assist us in determining the fair value of our property, plant and equipment. We and the independent appraiser determined the fair value of our property, plant and equipment using the planned future use of each asset or group of assets, quoted market prices for assets where a market exists for such assets, the expected future revenue and profitability of the business unit utilizing such assets and the expected future life of such assets. In our determination of fair value, we also considered whether an asset would be sold either individually or with other assets and the proceeds we expected to receive from such a sale. Assumptions relating to the expected future use of individual assets could affect the fair value of such assets and the depreciation expense recorded related to such assets in the future. Depreciation is provided on the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements. Below are the estimated useful lives of our property, plant and equipment as of December 31, 2006:

Years

Buildings	25
Leasehold improvements	5 to 25
Satellites-in-orbit	5 to 15
Earth stations	7 to 15
Equipment, furniture and fixtures	3 to 7

LORAL SKYNET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Costs incurred in connection with the construction and successful deployment of our satellites and related equipment are capitalized. Such costs include direct contract costs, allocated indirect costs, launch costs, launch and in-orbit test insurance and construction period interest. Capitalized interest related to the construction of satellites for 2006, 2005 and 2004 was $3.9 million, nil, and $0.8 million, respectively. All capitalized satellite costs are amortized over the estimated useful life of the related satellite. The estimated useful life of the satellites was determined by engineering analyses performed at the satellite’s in-service date. Satellite lives are reevaluated periodically. Losses from unsuccessful launches and in-orbit failures of our satellites, net of insurance proceeds (so long as such amounts are determinable and receipt is probable), are recorded in the period a loss occurs.

Valuation of Satellites, Long-Lived Assets and Investments in Affiliates

The carrying values of our satellites, long-lived assets and investments in affiliates are reviewed for impairment in accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-lived Assets and Accounting Principles Board (“APB”) Opinion No. 18, Equity Method of Accounting for Investments in Common Stock, respectively. We periodically evaluate potential impairment losses relating to our satellites and other long-lived assets, when a change in circumstances occurs, by assessing whether the carrying amount of these assets can be recovered over their remaining lives through future undiscounted expected cash flows generated by those assets (excluding financing costs). If the expected undiscounted future cash flows were less than the carrying value of the long-lived asset, an impairment charge would be recorded based on such asset’s estimated fair value. Changes in estimates of future cash flows could result in a write-down of the asset in a future period. Estimated future cash flows from our satellites could be impacted by, among other things:

•	Changes in estimates of the useful life of the satellite

•	Changes in estimates of our ability to operate the satellite at expected levels

•	Changes in the manner in which the satellite is to be used; and

•	The loss of one or several significant customer contracts on the satellite

If an impairment loss was indicated for a satellite, such amount would be recognized in the period of occurrence, net of any insurance proceeds to be received so long as such amounts are determinable and receipt is probable. If no impairment loss was indicated in accordance with SFAS 144, and we received insurance proceeds, the proceeds would be recognized in our consolidated statement of operations.

Goodwill and Other Intangible Assets

Goodwill represents the amount by which the Company’s reorganization equity value exceeded the fair value of its tangible assets and identified intangible assets less its liabilities as determined in accordance with the provisions of SFAS 141, as of October 1, 2005. Pursuant to the provisions of SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), goodwill is not amortized and is subject to an annual impairment test which the Company, with the assistance of an independent appraiser, performs in the fourth quarter of each fiscal year. SFAS 142 requires the Company to compare the fair value of the reporting unit to its carrying amount on an annual basis to determine if there is potential impairment. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the implied fair value of the goodwill within the reporting unit is less than its carrying value.

Intangible assets consist primarily of backlog, orbital slots, trade names and customer relationships, all of which were recorded in connection with the adoption of fresh-start accounting. We used the work of an independent appraiser to assist us in determining the fair value of our intangible assets. The fair values were calculated using several approaches that encompassed the use of excess earnings, relief from royalty and the build-up methods. The excess earnings, relief from royalty and build-up approaches are variations of the income approach. The income approach, more commonly known as the discounted cash flow approach, estimates fair value based on the cash

LORAL SKYNET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

flows that an asset can be expected to generate over its useful life. Identifiable intangible assets with finite useful lives are amortized on a straight-line basis over the estimated useful lives of the assets.

Contingencies

Contingencies by their nature relate to uncertainties that require management to exercise judgment both in assessing the likelihood that a liability has been incurred as well as in estimating the amount of potential loss, if any. We accrue for costs relating to litigation, claims and other contingent matters when such liabilities become probable and reasonably estimable. Such estimates may be based on advice from third parties or on management’s judgment, as appropriate. Actual amounts paid may differ from amounts estimated, and such differences will be charged to operations in the period in which the final determination of the liability is made.

Revenue Recognition

We provide satellite capacity and network services under lease agreements that generally provide for the use of satellite transponders and, in certain cases, earth stations and other terrestrial communications equipment for periods generally ranging from one year to the end of life of the satellite. Some of these agreements have certain obligations, including providing spare or substitute capacity, if available, in the event of satellite failure. If no spare or substitute capacity is available, the agreement may be terminated. Revenue under transponder lease and network services agreements is recognized as services are performed, provided that a contract exists, the price is fixed or determinable and collectibility is reasonably assured. Revenues under contracts that include fixed lease payment increases are recognized on a straight-line basis over the life of the lease.

Lease contracts qualifying for capital lease treatment are accounted for as sales-type leases.

Other terrestrial communications equipment represents network elements (antennas, transmission equipment, etc.) necessary to enable communication between multiple terrestrial locations through a customer-selected satellite communications service provider. Revenue from equipment sales is primarily recognized upon acceptance by the customer, provided that a contract exists, the price is fixed or determinable and collectibility is reasonably assured. Revenues under arrangements that include both services and equipment elements are allocated based on the relative fair values of the elements of the arrangement; otherwise, revenue is recognized as services are provided over the life of the arrangement.

Derivative Instruments

During December 2006, we entered into certain derivative investments to minimize Acquireco’s exposure to currency fluctuations associated with Acquireco’s planned acquisition of Telesat Canada (see Notes 1 and 16). We follow SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”) as amended and interpreted, which among other things requires that all derivative instruments be recorded on the balance sheet at their fair value.

Stock-Based Compensation

Loral has a stock based employee compensation plan in which employees of Loral Skynet participate. Effective October 1, 2005, in connection with our adoption of fresh-start accounting, we adopted the fair value method of accounting for stock based compensation, for all stock options granted to Loral Skynet after October 1, 2005, pursuant to the prospective method provisions of SFAS No. 123(R), Share-Based Payment (“SFAS 123R”). We use the Black-Scholes-Merton option-pricing model to measure fair value of these stock option awards. The Black-Scholes-Merton model requires us to make significant judgments regarding the assumptions used within the model, the most significant of which are the stock price volatility assumption, the expected life of the option award, the risk-free rate of return and dividends during the expected term.

LORAL SKYNET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		For the Period
	Year Ended	October 2 to
	December 31,	December 31,
	2006	2005

Risk — free interest rate	4.3%	4.4%
Expected life (years)	4.75	4.75
Estimated volatility	27.4%	27.4%
Expected dividends	None	None

Loral emerged from bankruptcy on November 21, 2005, and as a result, it does not have sufficient stock price history upon which to base its volatility assumption. In determining the volatility used in our model, we considered the volatility of the stock prices of selected companies in the satellite industry, the nature of those companies, Loral’s emergence from bankruptcy and other factors in determining Loral’s stock price volatility. We based our estimate of the average life of a stock option of 4.75 years using the midpoint between the vesting and expiration dates as allowed by SEC Staff Accounting Bulletin No. 107, Share-Based Payment, based upon the vesting period of four years and the option term of seven years. Our risk-free rate of return assumption for options was based on the quoted yield for five-year U.S. treasury bonds as of the date of grant (see Note 14). We assumed no dividends during the expected term.

Prior to October 1, 2005, we followed the disclosure-only provisions of SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure (“SFAS 148”), an amendment of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). We accounted for stock-based compensation for employees using the intrinsic value method (as defined below) as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and related interpretations. Under APB 25, no compensation expense was recognized for employee share option grants because the exercise price of the options granted equaled the market price of the underlying shares on the date of grant (the “intrinsic value method”). We used the Black-Scholes-Merton option pricing model to determine the pro forma effect. If we had used the fair value method under SFAS 123, our pro forma net loss would not have been materially different than reported on the accompanying consolidated statements of operations for the period January 1, 2005 to October 1, 2005 and the year ended December 31, 2004.

Deferred Compensation

Pursuant to the Plan of Reorganization, we entered into deferred compensation arrangements for certain key employees that vest generally over four years and expire after seven years. The initial deferred compensation awards were calculated by multiplying $9.44 by the number of stock options granted to these key employees (see Note 14). We are accreting the liability by charges to income over the vesting period. The deferred compensation cost charged against income, net of estimated forfeitures, was $0.5 million for the year ended December 31, 2006 and nil for the period from October 2, 2005 to December 31, 2005. As of December 31, 2006, there was $1.3 million of unrecognized deferred compensation that will be charged to income over the remaining vesting period. The value of the deferred compensation fluctuates depending on stock price performance, within a defined range, and vesting will accelerate if there is a change of control as defined.

Income Taxes

Loral Skynet and its subsidiaries are subject to U.S. federal, state and local income taxation on their worldwide income and foreign taxation on certain income from sources outside the United States. The Company and its subsidiaries are included as members of the Loral consolidated federal income tax return and as members of certain Loral consolidated or combined state and local income tax returns. Income taxes are presented in the Company’s consolidated financial statements in accordance with SFAS 109, Accounting for Income Taxes, using the asset and liability approach based on the separate return method for the consolidated group. Under this method, current and

LORAL SKYNET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

deferred tax expense or benefit for the period is determined for the Company and its subsidiaries as a separate group on a standalone basis.

Deferred income taxes reflect the future tax effect of temporary differences between the carrying amount of assets and liabilities for financial and income tax reporting and are measured by applying statutory tax rates in effect for the year during which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent it is more likely than not that the deferred tax assets will not be realized. Under the separate return method, the realization of deferred tax assets shall be based on available evidence as it relates only to the Company and its subsidiaries.

The Company had a formal tax sharing agreement with Loral Space & Communications Holdings Corporation for 2004. No formal agreement existed for 2005 and 2006. Estimated taxes currently payable for consolidated federal and consolidated or combined state and local income tax returns are included in due to related parties at December 31, 2006 and 2005.

In addition, our policy is to establish tax contingency liabilities for potential audit issues. The tax contingency liabilities are based on our estimate of the probable amount of additional taxes that may be due in the future. Any additional taxes due would be determined only upon completion of current and future federal, state and international tax audits. At December 31, 2006 and 2005, we had $3.0 million and $2.8 million, respectively, of tax contingency liabilities included in long-term liabilities.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For benefits to be recognized in the financial statements, a tax position must be more-likely-than-not to be sustained upon examination by the taxing authorities based on the technical merits of the position. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company adopted FIN 48 effective January 1, 2007. Based upon our analysis, we anticipate that the cumulative effect of adopting FIN 48 as of January 1, 2007, will result in an increase of $1.2 million to accumulated deficit, an increase of $6.5 million to goodwill, an increase of $0.1 million to deferred income tax assets, a decrease of $4.2 million to deferred income tax liabilities and an increase of $12.0 million to long-term liabilities. As of January 1, 2007, the estimated value of our uncertain tax positions was a liability of $13.5 million.

LORAL SKYNET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Additional Cash Flow Information

The following represents non-cash financing activities and supplemental information to the consolidated statements of cash flows (in thousands):

	Successor Business		Predecessor Business
		For the Period	For the Period
		October 2,	January 1,
	Year Ended	2005 to	2005 to	Year Ended
	December 31,	December 31,	October 1,	December 31,
	2006	2005	2005	2004
Non-cash financing activities:
Issuance of preferred stock as payment for dividend	$14,260

Increase in restricted cash related to debt proceeds			$98,736

Accrual of preferred dividends	$24,794	$2,667

Supplemental information:
Capital expenditures incurred but not yet paid	$488	$256	$929	$825

Interest paid, net of capitalized interest	$8,863	$576

Taxes paid, net of refunds	$6,074	$984	$1,642	$1,122

Cash (paid) received for reorganization items:
Professional fees	$(3,113)	$(2,435)	$(12,152)	$(11,927)

Employee retention costs		$(383)		$(738)

Severance costs				$(319)

Interest income			$815	$632

New Accounting Pronouncements

SFAS 157

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), to define fair value, establish a framework for measuring fair value in accordance with U.S. GAAP and expand disclosures about fair value measurements. SFAS 157 requires quantitative disclosures using a tabular format in all periods (interim and annual) and qualitative disclosures about the valuation techniques used to measure fair value in all annual periods. We are required to adopt the provisions of this statement as of January 1, 2008. We are currently evaluating the impact of adopting SFAS 157.

SFAS 158

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pensions and Other Postretirement Plans, (“SFAS 158”). SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. SFAS 158 also requires an employer to measure the funded status of a plan as of the date of its year end

LORAL SKYNET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

statement of financial position, with limited exceptions. We adopted the provisions of this statement as of December 31, 2006 (See Note 15).

SFAS 159

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for us on January 1, 2008 and we are currently evaluating the impact of adopting SFAS 159.

EITF 06-3

In June 2006, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation) (“EITF 06-3”). ETIF 06-3 addresses the income statement presentation as to recording the various governmental taxes collected from customers during the normal course of doing business and indicates that presentation on a gross basis or net basis is an accounting policy decision. In addition, for any such taxes that are recorded on a gross basis, an entity should disclose the amount of those taxes in each period for which an income statement is presented. The guidance in EITF 06-3 is effective for interim and annual reporting periods beginning after December 15, 2006. The Company currently reflects taxes collected from customers and to be remitted to government authorities on a gross basis and these amounts are not significant to revenues.

SAB 108

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. This bulletin summarizes the SEC staff’s views regarding the process of quantifying financial statement misstatements. Implementation of SAB No. 108 did not have any impact on the Company’s financial statements.

4.	Fresh-Start Accounting

On August 1, 2005, the Bankruptcy Court entered its Confirmation Order confirming the Company’s Plan of Reorganization. On September 30, 2005, the FCC approved the transfer of FCC licenses from Old Loral to Loral, which represented the satisfaction of the last material condition precedent to the Debtors’ emergence from bankruptcy. Our emergence from Chapter 11 proceedings on November 21, 2005 resulted in a new reporting entity and adoption of fresh-start accounting in accordance with SOP 90-7 as of October 1, 2005, as reflected in the following financial information. Reorganization adjustments have been made in the financial information to reflect the discharge of certain pre-petition liabilities and the adoption of fresh-start accounting. These adjustments were based upon the work of Loral Skynet and our financial consultants to determine the relative fair values of our assets and liabilities and were finalized during 2006.

LORAL SKYNET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATED BALANCE SHEET(a)

	Predecessor	Plan		Fresh-Start		Successor
	October 1,	Reorganization		Valuation		October 1,
	2005	Adjustments		Adjustments(e)		2005
		(in millions)

ASSETS
Current assets:
Cash and cash equivalents	$38.2	$—		$—		$38.2
Accounts receivable, net	15.9	—		—		15.9
Inventories	1.0	—		—		1.0
Other current assets	7.1	98.7	(b)	(1.7)		104.1

Total current assets	62.2	98.7		(1.7)		159.2
Property, plant and equipment, net	480.1	(3.2	)(i)	(69.1)		407.8
Long-term receivables	0.1	—		—		0.1
Investments in and advances to affiliates	—	56.5	(j)	53.5		110.0
Deposits	0.8	—		—		0.8
Goodwill	—	—		89.0	(g)	89.0
Other assets	18.2	7.0	(b)	57.3		82.5

	$561.4	$159.0		$129.0		$849.4

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	$6.8	$7.2	(c)(h)	$1.2		$15.2
Accrued employment costs	4.6	—		—		4.6
Customer advances	7.0	1.0	(c)(h)	(1.0)		7.0
Interest payable	—	0.8	(c)(h)	—		0.8
Vendor financing payable	—	0.1	(c)(h)	—		0.1
Income taxes payable	1.3	0.7	(c)	—		2.0
Other current liabilities	2.5	0.8	(c)(h)	(1.7)		1.6

Total current liabilities	22.2	10.6		(1.5)		31.3
Pension and other postretirement liabilities	0.1	12.2	(c)	9.2		21.5
Long-term liabilities	44.5	2.8	(c)	38.7		86.0
Long-term debt	—	103.4	(b)	—		103.4
Intercompany (receivable) payable	(480.4)	598.4	(c)	—		118.0

Total liabilities	(413.6)	727.4		46.4		360.2
Liabilities subject to compromise	1,249.0	(1,249.0	)(c)	—		—
Shareholder’s equity:
Intercompany — Investment	1,072.0	263.0	(c)	(1,045.8)		289.2
Series A Preferred Stock	—	200.0	(b)	—		200.0
Paid In Capital	588.1	—		(588.1	)(f)	—
Other	(3.9)	(3.9)		7.8	(f)	—
Accumulated (deficit) retained earnings	(1,930.2)	221.5	(c)(d)	1,708.7	(f)	—

Total shareholder’s (deficit) equity	(274.0)	680.6		82.6		489.2

	$561.4	$159.0		$129.0		$849.4

LORAL SKYNET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(a)	The Condensed Consolidated Balance Sheet reflects a reorganization enterprise value of $589 million based on the Bankruptcy Court’s determination (see Note 3), which, after reduction for the fair value of the Loral Skynet Notes (see Note 11) and certain other adjustments, results in a reorganization equity value of approximately $489 million. This results in goodwill equal to the excess of reorganization equity value over fair value of identifiable net assets.

(b)	Reflects $98.7 million of proceeds from the rights offering of Loral Skynet Notes held in escrow as of October 1, 2005, and the related deferred debt issuance costs of $4.7 million and other intangibles of $0.6 million and $200 million of Loral Skynet Preferred Stock pursuant to the Plan of Reorganization (see Notes 11 and 14).

(c)	Reflects the discharge of prepetition liabilities in accordance with the Plan of Reorganization and the reclassification of the remaining liabilities subject to compromise to the appropriate liability accounts in accordance with the Plan of Reorganization. Discharge of Loral Skynet’s pre-petition liabilities is summarized as follows (in millions):

Exchanged for stock of Loral	$922.4
Intercompany liabilities cancelled	289.3
External liabilities cancelled	12.9
Reinstated and/or paid in cash	24.4

$1,249.0

Additionally, in accordance with the Plan of Reorganization, holders of claims to be paid in cash were paid interest at the rate of 6% per annum for the period from the petition date to the Effective Date of the Plan of Reorganization. This interest of $0.8 million was recorded as interest expense for the period ended October 1, 2005.

(d)	Reflects the gain on the discharge of liabilities subject to compromise in accordance with the Plan of Reorganization.

(e)	Reflects changes to carrying values of assets and liabilities to reflect estimated fair values.

(f)	Reflects the revaluation gain and the elimination of the retained deficit and other equity balances.

(g)	Reflects goodwill equal to the excess of reorganization equity value over the estimated fair value of identifiable net assets.

(h)	Amounts payable upon emergence are included in current liabilities.

(i)	Reflects agreement to return certain fixed assets in settlement of certain pre-petition obligations.

As a result of the above we recognized the following (in millions);

Gain on discharge of pre-petition obligations	$221.5
Gain on fresh-start valuation adjustments	82.6

Total gain on discharge of pre-petition obligations and fresh-start adjustments	304.1
Add interest expense to holders of claims paid in cash	0.8
Add tax provision on Plan of Reorganization and fresh-start valuation adjustments	13.2

Total gain on discharge of pre-petition obligations and fresh-start adjustments excluding interest expense and income tax benefit	$318.1

(j)	Reflects the transfer of Loral’s interest in XTAR to Loral Skynet in accordance with the Plan of Reorganization.

In connection with the Plan of Reorganization, Loral’s holdings in Globalstar, which had no fair value at the time, were transferred to Loral Skynet. The allocation of the reorganization equity value to individual assets and liabilities was adjusted in 2006 during the completion of the fair valuation process.

5.	Discontinued Operations

On March 17, 2004, Old Loral consummated the sale of Loral Skynet’s North American satellites and related assets to certain affiliates of Intelsat, Ltd. and Intelsat (Bermuda), Ltd. (collectively, “Intelsat”). At closing, Loral received approximately $1.011 billion, consisting of approximately $961 million for the North American satellites and related assets, after adjustments, and $50 million for an advance on a new satellite to be built for Intelsat by SS/L. Loral used a significant portion of the funds received to repay all $967 million of Loral’s outstanding secured bank debt. In addition, after closing, we received an additional $4 million in May 2004 as a purchase price

LORAL SKYNET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

adjustment resulting from resolution of a regulatory issue. The operating revenues and expenses of these assets and a portion of interest expense on our secured debt through March 18, 2004 have been classified as discontinued operations under SFAS 144 for all periods presented. We have recognized on our statement of operations the loss on sale of $59.9 million, net of taxes of $0.9 million, during 2004. As a result of the resolution of the contingencies primarily relating to the completion of the Intelsat Americas 8 (Telstar 8) satellite, which was successfully launched on June 23, 2005, we recognized a gain of $0.1 million net of taxes in 2005.

The following table summarizes certain statement of operations data for the discontinued operations. In 2004, the operating results of the discontinued operations are for the period from January 1, 2004 to March 17, 2004, the date of the sale. The 2004 results include the write-off of approximately $11 million of debt issuance costs to interest expense relating to secured bank debt that we repaid in March 2004 and $9 million of operating income due to an insurance claim received with respect to a satellite that was sold. For the purposes of this presentation, in accordance with SFAS 144, continuing operations includes all indirect costs normally associated with these operations, including telemetry, tracking and control, access control, maintenance and engineering, selling and marketing, and general and administrative.

	Predecessor Business
	For the Period
	January 1,
	2005 to	Year Ended
	October 1,	December 31,
	2005	2004
	(in thousands)

Revenues of discontinued operations	$—	$29,148
Operating income	—	21,551
Interest expense on secured bank debt (Note 12)	—	(24,756)
Loss before income taxes	—	(3,205)
Gain (loss) on sale of discontinued operations, net of tax	65	(59,931)

Gain (loss) from discontinued operations	$65	$(63,136)

6.	Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss) are as follows (in thousands):

	Consolidated Balance Sheet		Consolidated Statement of Shareholder’s Equity
	Successor		Successor		Predecessor
	Business		Business		Business
				For the Period	For the Period
				October 2,	January 1,
			Year Ended	2005 to	2005 to	Year Ended
	December 31,		December 31,	December 31,	October 1,	December 31,
	2006	2005	2006	2005	2005	2004
Cumulative translation adjustment	$287	$15	$272	$15	$(222)	$140
Unrealized (losses) gains on available-for-sale securities, net of taxes	9,837		9,837		(99)	8,142
Minimum pension liability						1,357
Adjustment to initially apply SFAS 158, net of taxes	2,396

Accumulated other comprehensive income (loss)	$12,520	$15	$10,109	$15	$(321)	$9,639

LORAL SKYNET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Comprehensive income for the year ended December 31, 2006 excludes the $2.4 million adjustment to initially apply SFAS 158. Such amount was recorded as a direct adjustment to the December 31, 2006 ending balance of accumulated other comprehensive income.

7.	Property, Plant and Equipment

Property, Plant & Equipment consists of (in thousands):

	December 31,
	2006	2005

Land and land improvements	$734	$1,034
Buildings	4,040	4,148
Leasehold improvements	599	935
Satellites in-orbit, including satellite transponder rights of $136.7 million and $116.7 million in 2006 and 2005, respectively	393,849	373,849
Satellites under construction	77,396	600
Earth stations	18,140	17,710
Equipment, furniture and fixtures	14,650	9,287
Other construction in progress	873	1,939

	510,281	409,502
Accumulated depreciation and amortization	(58,844)	(12,013)

	$451,437	$397,489

Depreciation and amortization expense for property, plant and equipment was $47.1 million, $12.0 million and $49.7 million in 2006, for the periods October 2, 2005 to December 31, 2005 and January 1, 2005 to October 1, 2005, respectively, and $110.8 million in 2004. Accumulated depreciation and amortization as of December 31, 2006 and 2005 includes $16.7 million and $3.3 million, respectively, related to satellite transponders where Loral Skynet has the rights to transponders for the remaining life of the related satellite.

In January 2004, the Telstar 14/Estrela do Sul-1 (“EDS”) satellite’s North solar array only partially deployed after launch, diminishing the power and life expectancy of the satellite. SS/L had submitted to its insurers a claim for a total constructive loss of the satellite, seeking recovery for the insured value of $250 million. At the end of March 2004, the satellite began commercial service with substantially reduced available transponder capacity and with an expected life reduced to 2010. During 2004, we recorded an impairment charge of $34 million to reduce the carrying value of the satellite and related assets to the expected proceeds from insurance of $250 million. On May 10, 2005, the Bankruptcy Court approved the terms of a settlement arrangement between Loral and the insurers pursuant to which Loral would be paid 82% of the insured amount and the insurers would waive any rights they may have to obtain title to EDS as a result of payment on the insurance claim. As of October 1, 2005, SS/L had received $205 million in insurance proceeds, representing the full settlement amount, from the insurers. We expect that the net cash flow of EDS over its remaining life will exceed its carrying value.

On September 20, 2002, and as further amended in March 2003, we agreed with APT Satellite Company Limited (“APT”) to jointly acquire the Apstar V satellite (now known as Telstar 18). Under this agreement, we were initially to acquire 23% of the satellite in return for paying 25% of the project cost, and were to pay APT over time an additional 25% of the project cost to acquire an additional 23% interest in the satellite. In August 2003, we amended our various agreements with APT, converting our arrangement from joint ownership to a lease, but leaving unchanged the cost allocation between the parties relating to the project cost of the satellite. Under this arrangement, we retain title to the entire satellite. The number of transponders leased to APT is reduced over time upon repayment by us of the second 25% of the satellite’s project cost, ultimately to 54% of the satellite’s

LORAL SKYNET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

transponder capacity. As a result of this conversion from joint ownership to a lease arrangement, in the third quarter of 2003 Loral Skynet recorded an increase to self-constructed assets of $73 million and recorded deferred revenue of $80 million from APT. In November 2003, we agreed with APT to further revise our existing arrangement. Under this revised arrangement, we agreed, among other things, to accelerate the termination of APT’s leasehold interest in 4.5 transponders by assuming $20.4 million of project cost which otherwise would have been initially paid by APT, decreasing APT’s initial leased transponder capacity from 77% to 69% (or 37 transponders). In addition, we agreed to provide to APT, at no additional cost, certain unused capacity on Telstar 10/Apstar IIR during an interim period (which has since expired).

During September 2004, our Telstar 18 satellite began commercial service and we recognized $87 million of sales and $87 million of cost of sales relating to the sales-type lease element of our agreement with APT. In addition, as of December 31, 2006 and 2005, we have $7.5 million and $7.6 million, respectively, of deferred revenue relating to the operating lease and service elements of the agreement (primarily APT’s lease of four transponders for four years and two additional transponders for five years and our providing APT with telemetry, tracking and control services for the life of the satellite), which is being recognized on a straight-line basis over the life of the related element being provided.

In September 2006, Loral Skynet terminated APT’s leasehold interests with respect to two transponders on Telstar 18 by exercising its option to accelerate the lease termination payment that would otherwise have been payable by Loral Skynet to APT in August 2009. In connection with the early termination, Loral Skynet made a payment to APT of $9.1 million. As a result, our long-term liabilities as of December 31, 2006 include $21.2 million for lease termination obligations to APT, reflecting the reduction of the present value of our lease termination obligation upon our exercise of the acceleration option. Our remaining lease termination obligations to APT consist of a payment of $18.1 million in 2008 for four transponders and a payment of $9.1 million for two transponders in 2009. We recorded a charge to Satellite Services cost of sales of $1.0 million in connection with this transaction, which represents the difference between the payment made and the present value of our lease termination obligation for the two transponders at the date of the transaction.

On August 17, 2006, The Boeing Company (“Boeing”) delivered to us a termination notice pursuant to which all the transponders leased by it on our EDS satellite were to be terminated by December 31, 2006. On September 29, 2006, an affiliate of Boeing signed an agreement with us to lease transponder capacity on EDS for a period of 20 months beginning January 2007 and ending August 2008, with an option to renew the contract for two consecutive one year periods. To exercise the termination option, Boeing paid a termination fee of $14.9 million on September 29, 2006. This termination fee has been recognized as revenue from satellite services in our consolidated statement of operations. In addition, Boeing prepaid $4.0 million for future services under the September 2006 agreement, of which $1.9 million is included in other current liabilities in our consolidated balance sheet as of December 31, 2006.

The transponder capacity on satellites in orbit is either leased by customers or held for lease by us. Future minimum lease receipts due from customers under long-term operating leases for transponder capacity on our satellites in orbit and for service agreements as of December 31, 2006 are as follows (in thousands):

2007	$100,728
2008	67,607
2009	51,452
2010	36,285
2011	29,725
Thereafter	69,187

$354,984

LORAL SKYNET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Investments in and Advances to Affiliates

Investments in and advances to affiliates consist of (in thousands):

	December 31,
	2006	2005

XTAR equity investment	$100,271	$107,344

Equity (losses) income in affiliates consists of (in thousands):

	Successor Business		Predecessor Business
		For the Period	For the Period
		October 2,	January 1,
	Year Ended	2005 to	2005 to	Year Ended
	December 31,	December 31,	October 1,	December 31,
	2006	2005	2005	2004
XTAR	$(7,073)	$(2,656)	$—	$—

XTAR

Loral’s interest in XTAR, L.L.C. (“XTAR”), was transferred to Loral Skynet in connection with the Plan of Reorganization. We own 56% of XTAR, a joint venture between us and Hisdesat Servicios Estrategicos, S.A. (“Hisdesat”) of Spain. We account for our investment in XTAR under the equity method since we do not control certain of its significant operating decisions. Our interest in XTAR will be retained by Loral and not transferred to New Telesat as part of the Skynet Transaction (see Note 1).

XTAR owns and operates an X-band satellite, XTAR-EUR, located at 29° E.L., which entered service in March 2005. The satellite is designed to provide X-band communications services exclusively to United States, Spanish and allied government users throughout the satellite’s coverage area, including Europe, the Middle East and Asia. The government of Spain granted XTAR rights to an X-band license, normally reserved for government and military use, to develop a commercial business model for supplying X-band capacity in support of military, diplomatic and security communications requirements. XTAR also leases up to eight 72 MHz X-band transponders on the Spainsat satellite located at 30° W.L., owned by Hisdesat, which entered commercial service in April 2006. These transponders, designated as XTAR-LANT, allow XTAR to provide its customers in the U.S. and abroad with additional X-band services and greater flexibility.

In January 2005, Hisdesat provided XTAR with a convertible loan in the amount of $10.8 million due 2011, for which Hisdesat received enhanced governance rights in XTAR. If Hisdesat were to convert the loan into XTAR equity, our equity interest in XTAR would be reduced to 51%.

XTAR and Loral Skynet have entered into agreements whereby Loral Skynet provides to XTAR (i) certain selling, general and administrative services, (ii) telemetry, tracking and control services for the XTAR satellite, (iii) transponder engineering and regulatory support services as needed and (iv) satellite construction oversight services. XTAR is currently not making payments under the agreement. We have agreed to defer amounts due from XTAR until March 31, 2008 and we have not recognized any of the benefit of providing these services to XTAR (see Note 19).

XTAR’s lease obligation to Hisdesat for the XTAR-LANT transponders are $13.2 million in 2007, growing to $23 million per year in 2008 with increases thereafter to a maximum of $28 million per year through the end of the useful life of the satellite. Under this lease agreement, Hisdesat may also be entitled under certain circumstances to a share of the revenues generated on the XTAR-LANT transponders. XTAR is currently not making payments under its lease agreement with Hisdesat. Hisdesat has agreed to defer amounts due from XTAR until March 31, 2008.

In May 2005, XTAR signed a contract with the U.S. Department of State for the lease of transponder capacity for a period of three years with two one-year options. The State Department is authorized pursuant to its

LORAL SKYNET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

procurement guidelines to lease up to $137.0 million for a specified capacity under this contract, to the extent that capacity is available. As of December 31, 2006, the U.S. Department of State has committed to lease three transponders under this contract, having a total lease value of $21.9 million, and has the right, at its option, to renew the leases for additional terms, which, if fully exercised, would bring the total value of the leases to $36.6 million. There can be no assurance as to how much, if any, additional capacity the U.S. Department of State may lease from XTAR under this contract. XTAR also has contracts to provide services to the U.S. Department of Defense, the Spanish Ministry of Defense and the Danish armed forces.

XTAR entered into a Launch Services Agreement with Arianespace, S.A. (“Arianespace”) providing for launch of its satellite on Arianespace’s Ariane 5 ECA launch vehicle. Arianespace provided a one-year, $15.8 million, 10% interest paid-in-kind (i.e., paid in additional debt) loan for a portion of the launch price, secured by certain of XTAR’s assets, including the XTAR-EUR satellite, ground equipment and rights to the orbital slot. The remainder of the launch price consists of a revenue-based fee to be paid over time by XTAR. If XTAR is unable to repay the Arianespace loan when due, Arianespace may seek to foreclose on the XTAR assets pledged as collateral, which would adversely affect our investment in XTAR. Through a series of amendments to the loan agreement, XTAR and Arianespace agreed to extend the maturity date of the loan to September 30, 2007. As part of these amendments, XTAR agreed to make scheduled and excess cash payments, as well as foregoing the ability to incur secured debt with the Arianespace collateral. As of December 31, 2006, $5.8 million was outstanding under the Arianespace loan.

The following table presents summary financial data for XTAR as of December 31, 2006 and 2005 and for each of the two years in the period ended December 31, 2006 (in millions):

Statement of Operations Data:

	Year Ended
	December 31,
	2006	2005

Revenues	$15.3	$9.4
Operating loss	(8.6)	(5.4)
Net loss	(12.6)	(9.6)

Balance Sheet Data:

	December 31,
	2006	2005

Current assets	$6.4	$7.4
Total assets	132.1	142.8
Current liabilities	20.1	21.2
Long-term liabilities	33.1	30.1
Members’ equity	78.9	91.5

Satmex

In November 2006, Satelites Mexicanos, S.A. de C.V. (“Satmex”) successfully reorganized. Our investment in Satmex was written off in 2003 and was reduced from 49% to approximately 1.3% in connection with this reorganization. Our interest in Satmex will be retained by Loral and not transferred to New Telesat as part of the Skynet Transaction (see Note 1).

On June 14, 2005, certain Old Loral entities, including Loral Skynet, and Satmex entered into an agreement to be implemented through various amendments and agreements with respect to various transactions involving the Old Loral entities and Satmex (the “Settlement Agreement”), including but not limited to various transponder agreements between certain of the Old Loral entities and Satmex.

LORAL SKYNET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Settlement Agreement was approved by the Bankruptcy Court in our Chapter 11 Cases on July 26, 2005 and became effective on August 5, 2005. Upon receipt of approval from our Bankruptcy Court of the Settlement Agreement and related agreements, Loral Skynet recorded income of $4.6 million in the third quarter of 2005 representing the reversal of reserves and accruals recorded in previous periods. Assumption of the Settlement Agreement and its related agreements have likewise been approved by the conciliador in Satmex’s Concurso Mercantil, as well as the U.S. Bankruptcy Court in Satmex’s Chapter 11 case.

Pursuant to the Settlement Agreement, Satmex has agreed to lease to Loral for the life of the satellite, without any further consideration, two 36 MHz Ku-band transponders and two 36 MHz C-band transponders on Satmex 6 (the “Satmex 6 Lease”). Upon Loral’s emergence from bankruptcy, the rights under this lease agreement were assigned to SS/L. On November 30, 2006, the effective date of the Satmex restructuring plan, the Satmex 6 Lease, as well as a lease agreement between Satmex and Loral Skynet for three transponders on Satmex 5, was converted from a lease arrangement to a usufructo, a property right under Mexican law which grants the holder a right of use to the subject property. The Satmex 6 satellite was launched in May 2006 and commenced operations in July 2006. SS/L assigned the rights to the Satmex 6 usufructo to Loral Skynet in consideration of a cash payment equal to the fair value of the four Satmex 6 transponders of $20 million, which is included in Property, Plant and Equipment.

9.	Goodwill and Other Intangible Assets

Goodwill

Goodwill was established in connection with our adoption of fresh-start accounting (see Notes 3 and 4).

The following table summarizes the changes in the carrying amount of goodwill for the period December 31, 2005 to December 31, 2006 (in thousands):

Goodwill — December 31, 2005	$88,970
Adjustments due to the completion of the fair valuation process:
Deferred revenues — fair value	6,070
Intangibles — fair value	(1,000)
Reversal of excess valuation allowance on deferred tax assets	(7,988)
Other fair value adjustments	(119)

Goodwill — December 31, 2006	$85,933

Other Intangible Assets

Other Intangible Assets were established in connection with our adoption of fresh-start accounting (see Notes 3 and 4) and consists of the following (in millions, except years):

	Weighted Average
	Remaining	December 31, 2006		December 31, 2005
	Amortization Period	Gross	Accumulated	Gross	Accumulated
	(Years)	Amount	Amortization	Amount	Amortization

Orbital slots	9	$10.8	$(1.8)	$15.8	$(0.8)
Trade names	19	4.0	(0.3)	4.0	(0.1)
Customer relationships	14	20.0	(1.7)	20.0	(0.3)
Customer contracts	8	33.0	(8.3)	32.0	(2.1)
Other intangibles	3	2.7	(0.8)	2.7	(0.1)

Total		$70.5	$(12.9)	$74.5	$(3.4)

The allocation of our reorganization equity value to individual intangible assets was adjusted in 2006, as additional information became available, during the completion of the fair valuation process.

LORAL SKYNET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Total amortization for intangible assets of $9.9 million for 2006, and $3.4 million for the period October 2, 2005 to December 31, 2005 primarily reflects the net amortization of the fair value adjustments recorded in connection with our adoption of fresh start accounting (see Note 4). Total amortization expense was $2.6 million for the period January 1, 2005 to October 1, 2005 and $3.3 million for the year ended December 31, 2004. Annual amortization expense for intangible assets for the five years ended December 31, 2011 is estimated to be as follows (in millions):

2007	$8.6
2008	7.9
2009	7.0
2010	5.4
2011	4.5

In connection with our adoption of fresh-start accounting, we recorded fair value adjustments of $30 million relating to customer contracts that is classified separately on our consolidated balance sheet. Net amortization of these fair value adjustments as a credit to income was $11.4 million and $3.4 million for the year ended December 31, 2006 and the period October 2, 2005 to December 31, 2005, respectively.

10.	Liabilities Subject to Compromise — Predecessor Registrant

Liabilities subject to compromise included debt, accounts payable, accrued expenses and other liabilities that were discharged as part of our emergence from bankruptcy. Creditors received distributions consisting of cash, debt, preferred stock and Loral common stock in settlement of their bankruptcy claims. The ratio of cash, debt, preferred stock and common stock that individual creditors received depended upon the priority of the claim allowed for each creditor. We recorded a gain on the estimated settlement of these liabilities of $221.5 million (including interest expense and tax benefit) in the period January 1, 2005 to October 1, 2005 (see Note 4).

11.	Debt Obligations

Debt consists of (in thousands):

	December 31,
	2006	2005

Loral Skynet 14.0% senior secured notes due 2015 (principal amount $126 million)	$128,084	$128,191

Loral Skynet Notes

On November 21, 2005, pursuant to the Plan of Reorganization, Loral Skynet issued $126 million of 14% Senior Secured Notes due 2015 (the “Loral Skynet Notes”) which notes are guaranteed on a senior secured basis by our subsidiary Loral Asia Pacific Satellite (HK) Limited and all of Loral Skynet’s existing domestic, wholly-owned subsidiaries, and will be guaranteed on the same basis by all future domestic wholly-owned, and subject to obtaining all required consents, majority-owned, subsidiaries of Loral Skynet (collectively, the “Subsidiary Guarantees”). The Loral Skynet Notes and the Subsidiary Guarantees are secured by all the assets of the obligors, subject to certain exclusions. The indenture covering the Loral Skynet Notes (the “Indenture”) permits Loral Skynet to obtain additional borrowings on both an unsecured and secured basis, in certain cases utilizing the same assets that secure the Loral Skynet Notes and the Subsidiary Guarantees.

The Loral Skynet Notes have a scheduled maturity date in 2015, subject, in certain instances, to earlier repayment in whole or in part. Prior to November 22, 2009, we may redeem the notes at a redemption price of 110% plus accrued and unpaid interest, but only if we do not receive an objection notice from holders of two-thirds of the principal amount of the notes. After this period, the notes are redeemable at our option at a redemption price of 110%, declining over time to 100% in 2014, plus accrued and unpaid interest (see Notes 17 and 20).

LORAL SKYNET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Loral Skynet Notes bear interest at a rate of 14% per annum payable in cash semi-annually, except that interest will be payable in-kind to the extent that the amount of such interest would exceed certain threshold calculations as detailed in the Indenture. The proceeds from the Loral Skynet Notes have been used by Loral Skynet to finance, in part, the consummation of the Plan of Reorganization and the payment of the fees and expenses relating thereto. The Indenture also contains restrictive covenants that limit Loral Skynet’s and its subsidiaries’ ability to take certain actions, including certain restricted payments, incurrence of debt, incurrence of liens, payment of certain dividends or distributions, issuance or sale of capital stock of subsidiaries, sale of assets, affiliate transactions and sale/leaseback and merger transactions.

Certain creditors were offered the right to subscribe to purchase their pro rata share of $120 million of the Loral Skynet Notes, which offering was underwritten by certain other creditors who received a $6 million fee paid in additional Loral Skynet Notes. As of October 1, 2005, there was $98.7 million (including $0.4 million of earned interest) deposited in an escrow account by subscribing creditors. The remaining $21.7 million was received upon issuance of the Loral Skynet Notes. As a result of the interest free period between October 1, 2005 and November 21, 2005, a premium of approximately $2.2 million was imputed. This premium and the total debt issuance costs of $6.2 million are being amortized to interest expense using the effective interest rate method resulting in an effective interest rate of 14.6%.

On July 17, 2006, Loral Skynet paid $11.5 million in cash of accrued interest on the 14% Senior Secured Notes. At December 31, 2006, accrued interest on the 14% senior secured notes was $8.2 million and is included in accrued interest and preferred dividends on our consolidated balance sheet. Interest expense related to the notes was $17.8 million and $3.4 million for the year ended December 31, 2006 and the period October 2, 2005 to December 31, 2005, respectively.

Predecessor Business

As a result of our voluntary petitions for reorganization, all of Old Loral Skynet’s prepetition debt obligations were accelerated. These debt obligations have been discharged pursuant to the Plan of Reorganization (see Note 2).

On March 17, 2004, we repaid all $427 million of our outstanding secured bank debt (see Notes 2 and 5).

Subsequent to our voluntary petitions for reorganization on July 15, 2003, we only recognized and paid interest on our secured bank debt through March 18, 2004 and stopped recognizing and paying interest on all other outstanding debt obligations. While we were in Chapter 11, we only recognized interest expense to the extent paid. For the period ended October 1, 2005 and the year ended December 31, 2004, we did not recognize $7.7 million, and $10.3 million, respectively, of interest expense on our senior notes (excluding our 10% senior notes) and $46.0 million and $61.3 million, respectively, of a reduction to accrued interest on our 10% senior notes, as a result of the suspension of interest payments on our debt obligations.

LORAL SKYNET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Reorganization Expenses Due to Bankruptcy

Reorganization expenses due to bankruptcy including expenses allocated to Skynet from Loral for the period January 1, 2005 to October 1, 2005 and for the year ended December 31, 2004, were as follows ( in thousands):

	Predecessor Business
	For the period
	January 1,
	2005 to	Year Ended
	October 1,	December 31,
	2005	2004

Professional fees	$22,393	$14,500
Employee retention costs	(25)	1,761
Restructuring costs	866	3,088
Lease rejection claims	(316)	—
Vendor settlement losses (gains)	972	(5,526)
Interest income	(803)	(632)
Other	1,504	1,963

	$24,591	$15,154

13.	Income Taxes

The (provision) benefit for income taxes on the (loss) income from continuing operations before income taxes and equity losses in affiliates consists of the following (in thousands):

	Successor Registrant		Predecessor Registrant
		For the Period	For the Period
		October 2,	January 1,
	Year Ended	2005 to	2005 to	Year Ended
	December 31,	December 31,	October 1,	December 31,
	2006	2005	2005	2004
Current:
U.S. Federal	$(370)	$—	$—	$—
State and local	(105)	(33)	(185)	(243)
Foreign	(5,262)	(791)	(1,660)	(1,201)

Total	(5,737)	(824)	(1,845)	(1,444)

Deferred:
U.S. Federal	1,450	3,197	(229,444)	41,622
State and local	6,899	91	(58,792)	23,353
Foreign	—	—	—	(3,650)
Valuation allowance	(7,979)	(3,393)	275,049	(72,759)

Total	370	(105)	(13,187)	(11,434)

Total income tax provision	$(5,367)	$(929)	$(15,032)	$(12,878)

For the year ended December 31, 2006, we continued to maintain the 100% valuation allowance that had been established at December 31, 2002 against our net deferred tax assets, with the exception of our $2.0 million deferred tax asset relating to AMT credit carryforwards. The provision for foreign income taxes related primarily to Brazil taxes imposed on the income from Estrela do Sul-1.

LORAL SKYNET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For 2006, the deferred income tax benefit of $0.4 million related to an increase to our deferred tax asset for additional federal AMT credits.

In connection with our emergence from bankruptcy, Old Skynet realized cancellation of debt income (“COD”) on its federal income tax return of approximately $439 million. COD realized while in bankruptcy is excluded from federal taxable income. We were required to reduce certain of our tax attributes, and to the extent sufficient attributes were not available on a separate company basis, reduce the tax basis in our assets, by an amount equal to the COD excluded by Old Skynet from its taxable income. For the period ended October 1, 2005, this adjustment resulted in a reduction of approximately $160 million to our deferred tax assets and the related valuation allowance. Also, as part of our fresh-start accounting and plan of reorganization adjustments, we recorded a net deferred tax charge of $13.2 million (See Note 4).

For 2004, the deferred income tax provision of $11.4 million related to an additional valuation allowance which was required when we reversed deferred tax liabilities from accumulated other comprehensive income. With the dissolution of Globalstar on June 29, 2004, we wrote off the remaining book value of our investment in Globalstar’s $500 million credit facility and reduced to zero the unrealized gains and related deferred tax liabilities previously reflected in accumulated other comprehensive income. The reversal of this deferred tax liability resulted in a net deferred tax asset of $11.4 million against which we recorded a full valuation allowance.

The provision for income taxes presented above excludes the following items: (i) a deferred tax provision of $6.4 million for 2006 related to the unrealized gain on available-for-sale securities recorded in accumulated other comprehensive income; (ii) a deferred tax provision of $1.6 million for 2006 related to the initial adoption of SFAS 158 recorded in accumulated other comprehensive income; (iii) a current benefit of $0.3 million and a current provision of $0.9 million for the period ended October 1, 2005 and for the year ended December 31, 2004, respectively, related to the gain (loss) on sale of discontinued operations recorded in discontinued operations.

LORAL SKYNET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The provision for income taxes on the (loss) income from continuing operations before income taxes and equity losses in affiliates differs from the amount computed by applying the statutory U.S. Federal income tax rate because of the effect of the following items (in thousands):

	Successor Registrant		Predecessor Registrant
		For the Period	For the Period
		October 2,	January 1,
	Year Ended	2005 to	2005 to	Year Ended
	December 31,	December 31,	October 1,	December 31,
	2006	2005	2005	2004
Tax benefit (provision) at U.S. Statutory Rate of 35%	$845	$3,676	$(94,583)	$53,394
Permanent adjustments which change statutory amounts:
State and local income taxes, net of federal income tax	4,416	38	(38,335)	15,022
Additional tax imposed on foreign source income	(3,439)	(847)	(1,631)	(2,838)
Reorganization expenses due to bankruptcy	—	(55)	(8,843)	(5,494)
Plan of Reorganization and Fresh-Start valuation adjustments	—	—	(146,651)	—
Equity losses in affiliates	2,585
Interest expense on senior notes	(1,778)	(208)
Nondeductible expenses	(71)	(7)	(38)	(62)
Change in valuation allowance	(7,979)	(3,393)	275,049	(72,759)
Other, net	54	(133)	—	(141)

Total income tax provision	$(5,367)	$(929)	$(15,032)	$(12,878)

The reorganization of the Company on the Effective Date constituted an ownership change under section 382 of the Internal Revenue Code. Accordingly, use of our tax attributes, such as net operating losses (“NOLs”) and tax credits generated prior to the ownership change, are subject to an annual limitation of approximately $17.7 million, subject to increase or decrease based on certain factors. For example, we anticipate a significant increase to our annual limitation during 2006 and 2007 for the additional benefit from the recognition of our “net unrealized built-in-gains,” i.e., the excess of fair market value over tax basis for our assets as of the Effective Date. We recorded a reduction of $145 million to our deferred tax asset and related valuation allowance for NOL carryforwards that we do not expect to utilize as part of our fresh start and plan of reorganization adjustments due to the expected annual limitations under Section 382 including the potential increases discussed above.

At December 31, 2006, we have unused NOL carryforwards of approximately $738 million (after the reduction described above) representing approximately $274.4 million of deferred tax assets (before reduction for valuation allowance), which expire from 2022 to 2024, as well as AMT credit carryforwards of approximately $2 million that may be carried forward indefinitely.

We assess the recoverability of our NOLs and other deferred tax assets and based upon this analysis, record a valuation allowance to the extent recoverability does not satisfy the “more likely than not” recognition criteria in SFAS No. 109. Based upon this analysis, we concluded during the fourth quarter of 2002 that, due to insufficient positive evidence substantiating recoverability, a 100% valuation allowance should be established for the entire balance of our net deferred tax assets.

As of December 31, 2006, we had valuation allowances totaling $129.8 million, which included a balance of $118.4 million relating to Old Skynet periods preceding our adoption of fresh-start accounting on October 1, 2005.

LORAL SKYNET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We will continue to maintain the valuation allowance until sufficient positive evidence exists to support full or partial reversal. If, in the future, we were to determine that we will be able to realize all or a part of the benefit from our deferred tax assets, a reduction to the balance of this valuation allowance at October 1, 2005 will be accounted for first as a reduction in goodwill, then intangible assets, and if these accounts are exhausted, further reductions to the valuation allowance will be recorded as an increase to paid-in-capital during the period such determination is made.

During 2006, our valuation allowance increased by $17.2 million. The net change consisted primarily of a decrease of $8.0 million relating to an excess valuation allowance that was reversed as a reduction to goodwill, an increase of $17.2 million offset by a corresponding increase to the deferred tax asset and an increase of $8.0 million charged to continuing operations.

For the period October 2, 2005 to December 31, 2005, our valuation allowance increased by $3.4 million, which was charged to continuing operations, to a balance of $112.6 million. For the period January 1, 2005 to October 1, 2005, our valuation allowance decreased by $275.1 million to a balance of $109.2 million, primarily as a result of changes to our deferred tax balances upon adoption of fresh-start accounting as described above.

During 2004, our valuation allowance increased by $103.0 million to a balance of $384.3 million. The net change consisted primarily of an increase of $1.5 million applied to the loss from discontinued operations; an increase of $28.7 million applied to the gain (loss) on sale of discontinued operations recorded in discontinued operations; and an increase of $72.8 million charged to continuing operations for 2004.

The significant components of the net deferred income tax asset (liability) are (in thousands):

	December 31,
	2006	2005

Deferred tax assets:
Postretirement benefits other than pensions	$3,646	$4,873
Net operating loss and tax credit carryforwards	274,386	270,194
Compensation and benefits	1,453	1,649
Income recognition on long-term contracts	8,571	—
Other, net	2,564	2,474
Pension costs	3,169	4,059

Total deferred tax assets before valuation allowance	293,789	283,249
Less valuation allowance	(129,803)	(112,642)

Net deferred tax asset	$163,986	$170,607

Deferred tax liabilities:
Property, plant and equipment	$112,105	$141,618
Intangible assets	19,012	18,481
Investments in and advances to affiliates	39,450	23,801
Available for sale securities	6,341	—

Total deferred tax liability	$176,908	$183,900

Net deferred tax liability	$(12,922)	$(13,293)

The Company had net current deferred tax assets included in other current assets of $0.4 million and $3.4 million and net non-current deferred tax liabilities included in long-term liabilities of $13.4 million and $16.7 million at December 31, 2006 and 2005, respectively.

LORAL SKYNET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Shareholder’s Equity

Successor Business

Common Stock

In accordance with the Plan of Reorganization, New Skynet issued to Loral one hundred and forty of its one thousand authorized shares of common stock, par value $0.01 per share (the “Common Stock”) (see Note 4).

Series A Preferred Stock

On November 21, 2005, Loral Skynet issued 1.0 million of its 2.0 million authorized shares of series A 12% non-convertible preferred stock, $0.01 par value per share (the “Loral Skynet Preferred Stock”), which were distributed in accordance with the Plan of Reorganization (see Note 4). The issued shares were distributed to holders of allowed claims in Orion Class 4, as such term is used in the Plan of Reorganization. Dividends on the Loral Skynet Preferred Stock (if not paid or accrued as permitted under certain circumstances) will be payable in kind (in additional shares of Loral Skynet Preferred Stock) if the amount of any dividend payment would exceed certain thresholds.

Under the terms of the Loral Skynet Preferred Stock, Loral Skynet may, at its option, redeem any or all issued and outstanding shares of the Loral Skynet Preferred Stock by paying, in cash, a redemption price for each share of Loral Skynet Preferred Stock equal to the sum of (i) the liquidation preference and (ii) an amount equal to any unpaid accumulated dividends not reflected in the liquidation preference.

On July 14, 2006 Loral Skynet paid a dividend on its Preferred Stock of $15.53 million, which covered the period from November 21, 2005 through July 13, 2006. The dividend consisted of $1.27 million in cash and $14.26 million through the issuance of 71,281 additional shares of Loral Skynet Preferred Stock. At December 31, 2006, 1,071,281 shares of Loral Skynet Preferred Stock were issued and outstanding, with a liquidation preference of $214.3 million. Accrued but unpaid dividends amounted to $11.9 million and $2.7 million at December 31, 2006 and 2005, respectively.

Stock Plans

The Company’s employees participate in the Loral 2005 stock incentive plan (the “Stock Incentive Plan”) which became effective on November 21, 2005 pursuant to the Plan of Reorganization. The Stock Incentive Plan allows for the grant of several forms of stock-based compensation awards including stock options, stock appreciation rights, restricted stock, restricted stock units, stock bonuses and other stock-based awards (collectively, the “Awards”). Options granted in 2006 to Loral Skynet employees have an exercise price equal to the fair market value of Loral’s stock, as defined, vest over a four year period and have a seven year life. The Awards provide for accelerated vesting if there is a change in control, as defined in the Stock Incentive Plan.

The fair value of the Awards is estimated on the date of grant using the Black-Scholes-Merton model as described in Note 3.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the status of stock options awarded to Loral Skynet employees under the Stock Incentive Plan as of December 31, 2006 is presented below:

			Weighted
		Weighted	Average	Aggregate
		Average	Remaining	Intrinsic
		Exercise	Contractual	Value
	Shares	Price	Term	(in millions)

Outstanding at December 31, 2005	—
Granted (weighted average grant date fair value $7.66 per share)	271,000	$28.44	7 years
Exercised	—
Forfeited	(65,000)	$28.44

Outstanding at December 31, 2006	206,000	$28.44	5.7 years	$2.5

Vested and expected to vest at December 31, 2006	200,850	$28.44	5.7 years	$2.4

Exercisable at December 31, 2006	59,000	$28.44	5.1 years	$0.7

There were 271,000 options issued on December 21, 2005. However, because communications to Loral Skynet employees were made on January 9, 2006, recognition of the grant of these options had been delayed to such date.

The compensation cost charged against income, net of estimated forfeitures, was $0.9 million in 2006, with a corresponding increase to the intercompany payable to Loral. There was no tax benefit recognized in our statement of operations for this compensation cost. As of December 31, 2006, there was $1.1 million of total unrecognized compensation cost related to non-vested stock options which is expected to be recognized over the next three years or upon accelerated vesting.

Predecessor Business

Common Stock and Old Loral Stock Plans

All shares of Old Loral common stock were cancelled upon our emergence pursuant to the terms of the Plan of Reorganization. Options to purchase 195,276 shares of Old Loral Common Stock, with a weighted average exercise price of $52.83, were forfeited by Loral Skynet employees on November 21, 2005 in accordance with the Plan of Reorganization.

15.	Pensions and Other Employee Benefits

Pensions

Our employees participate in the Loral pension plan and a supplemental retirement plan. These plans are defined benefit pension plans and members may contribute to the pension plan in order to receive enhanced benefits. Eligibility for participation in these plans varies and benefits are based on members’ compensation and/or years of service. Loral funds the pension plan in accordance with the Internal Revenue Code and regulations thereon and funds the supplemental retirement plan on a discretionary basis. Plan assets are generally invested in equity investments and fixed income investments. Plan assets are managed by Russell Investment Corp. (“Russell”), which allocates the assets into specified Russell-designed funds as directed by Loral. Amounts attributed to Loral Skynet are determined by Loral’s actuaries based on specific Loral Skynet employee information and tracking of assets assigned to Loral Skynet.

Effective July 1, 2006, the Loral pension plans were amended to standardize the future benefits earned at all Loral locations. These amendments did not change any benefits earned through June 30, 2006. As a result of the amendments, all Loral locations now have a career average plan that requires a contribution in order to receive the highest level of benefits. All current participants now earn future benefits under the same formula and have the same

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

early retirement provisions. The amendments did not apply to certain Loral Skynet employees under a bargaining unit arrangement. Additionally, employees hired after June 30, 2006, do not participate in the defined benefit pension plan, but participate in Loral’s defined contribution savings plan with an enhanced benefit. As a result of these amendments, our ongoing pension expense has been reduced commencing July 1, 2006, and it is expected that our cash funding requirement will be less than previously anticipated commencing in 2007.

Other Benefits

In addition to providing pension benefits, we provide certain health care and life insurance benefits for retired employees and dependents. Participants are eligible for these benefits when they retire from active service and meet the eligibility requirements for our pension plan. These benefits are funded primarily on a pay-as-you-go basis, with the retiree generally paying a portion of the cost through contributions, deductibles and coinsurance provisions.

The following tables provide a reconciliation of the changes in the plans’ benefit obligations and fair value of assets attributable to Loral Skynet for 2006 and 2005, and a statement of the funded status as of December 31, 2006 and 2005, respectively. We use a December 31 measurement date for the pension plans and other post retirement benefit plans. The plans’ benefit obligations and recorded liabilities were revalued as of October 1, 2005, in connection with our adoption of fresh-start accounting.

	Pension Benefits		Other Benefits
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
	(in thousands)	(in thousands)	(in thousands)	(in thousands)

Reconciliation of benefit obligation
Obligation at beginning of period	$17,316	$14,167	$11,811	$8,419
Service cost	1,333	1,441	218	148
Interest cost	952	904	566	660
Participant contributions	66	—	31	36
Amendments	(941)	—	(421)	—
Actuarial (gain) loss	(648)	1,355	(1,973)	3,105
Benefit payments	(561)	(551)	(187)	(557)

Obligation at December 31,	$17,517	$17,316	$10,045	$11,811

Reconciliation of fair value of plan assets
Fair value of plan assets at beginning of period	$7,212	$3,676	$—	$—
Actual return on plan assets	814	276	—	—
Employer contributions	1,790	3,767	156	521
Participant contributions	66	—	31	36
Benefit payments	(506)	(507)	(187)	(557)

Fair value of plan assets at December 31,	$9,376	$7,212	$—	$—

Funded status
Unfunded status at end of period	$(8,141)	$(10,104)	$(10,045)	$(11,811)
Unrecognized loss (gain)	—	93	—	(50)

Net amount recognized	$(8,141)	$(10,011)	$(10,045)	$(11,861)

The benefit obligations for pensions and other employee benefits exceeded the fair value of plan assets by $18.2 million at December 31, 2006 (the “unfunded benefit obligations”). In connection with our adoption of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statement of Financial Accounting Standards No. 158, Employers’ Accounting For Defined Benefit Pension and Other Postretirement Plans, (“SFAS 158”), we are required to recognize the funded status of a benefit plan on our balance sheet. As a result, we reduced our recorded liability for pensions and other benefits by $1.6 million and $2.4 million, respectively, with a corresponding credit to accumulated other comprehensive income, to adjust to our actual unfunded benefit obligations. The unfunded benefit obligations were measured using a discount rate of 6% as of December 31, 2006. Lowering the discount rate by 0.5% would have increased the unfunded benefit obligations by approximately $2.0 million. Market conditions and interest rates will significantly affect future assets and liabilities of Loral’s pension and other employee benefits plans.

The amounts recognized in accumulated other comprehensive income as of December 31, 2006 consist of (in thousands):

	Pension Benefits	Other Benefits

Actuarial gain	$697	$1,982
Amendments-prior service credit	902	380

	$1,599	$2,362

Amounts recognized in the balance sheet consist of (in thousands):

	Pension Benefits		Other Benefits
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005

Current Liabilities	$49	$—	$448	$—
Long-Term liabilities	8,092	10,011	9,597	11,861

	$8,141	$10,011	$10,045	$11,861

The incremental effect of applying SFAS 158 on individual line items on the balance sheet as of December 31, 2006 is as follows (in thousands):

	Before Application		After Application
	of SFAS 158	Adjustments	of SFAS 158

Goodwill	$87,498	$(1,565)	$85,933
Total assets	759,807	(1,565)	758,242
Other current liabilities	5,979	497	6,476
Total current liabilities	82,984	497	83,481
Pension and other postretirement liabilities	22,644	(4,458)	18,186
Total liabilities	302,669	(3,961)	298,708
Accumulated other comprehensive income	10,124	2,396	12,520
Total shareholder’s equity	457,138	2,396	459,534

The estimated actuarial gain and prior service credit for the pension benefits that will be amortized from accumulated other comprehensive income as a credit into net periodic cost over the next fiscal year are $0 and $0.1 million, respectively. The estimated actuarial gain and prior service credit for other benefits that will be amortized from accumulated other comprehensive income as a credit into net cost over the next fiscal year is $0.1 million and $0.2 million, respectively.

The accumulated pension benefit obligation was $17.2 million and $16.0 million at December 31, 2006 and 2005, respectively.

In September 2006, Loral made the minimum required contribution of $2.3 million to the pension plan and made an additional voluntary contribution to the pension plan of $25.2 million. Of these amounts, $1.8 million was

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

attributed to Loral Skynet. The additional voluntary contribution was made to improve the funded status of the pension plan and to reduce future expected contributions. During 2007, based on current estimates, Loral expects to make no contributions to the qualified pension plan on our behalf and we expect to fund approximately $0.5 million for other employee post-retirement benefit plans

The following table provides the components of net periodic cost for the plans for the year ended December 31, 2006, for the periods October 2, 2005 to December 31, 2005 and January 1, 2005 to October 1, 2005 and for the year ended December 31, 2004 respectively (in thousands):

	Pension Benefits				Other Benefits
	Successor Business		Predecessor Business		Successor Business		Predecessor Business
		For the Period	For the Period			For the Period		For the Period
		October 2,	January 1,			October 2,		January 1,
		2005 to	2005 to			2005 to		2005 to
	December 31,	December 31,	October 1,	December 31,	December 31,	December 31,	October 1,	December 31,
	2006	2005	2005	2004	2006	2005	2005	2004
Service cost	$1,333	$390	$1,051	$1,842	$218	$41	$107	$319
Interest cost	952	240	663	804	566	168	492	507
Expected return on plan assets	(673)	(162)	(273)	(203)	—	—	—	—
Amortization of prior service cost	(39)	—	(25)	(34)	(42)	—	(212)	(283)
Amortization of net loss(gain)	—	—	221	203	(40)	—	458	468

Net periodic cost	$1,573	$468	$1,637	$2,612	$702	$209	$845	$1,011

The principal actuarial assumptions were:

Assumptions used to determine net periodic cost:

	Successor Business		Predecessor Business
		For the Period	For the Period
		October 2,	January 1,
		2005 to	2005 to
	December 31,	December 31,	October 1,	December 31,
	2006	2005	2005	2004
Discount rate	5.75%	5.75%	6.00%	6.25%
Expected return on plan assets	9.00%	9.00%	9.00%	9.00%
Rate of compensation increase	4.25%	4.25%	4.25%	4.25%

Assumptions used to determine the benefit obligation:

			Predecessor
	Successor Business		Business
			For the Period
			Ended
	December 31,	December 31,	October 1,
	2006	2005	2005
Discount rate	6.00%	5.75%	5.75%
Rate of compensation increase	4.25%	4.25%	4.25%

The expected long-term rate of return on pension plan assets is selected by taking into account the expected duration of the projected benefit obligation for the plans, the asset mix of the plans and the fact that the plan assets are actively managed to mitigate risk. Allowable investment types include equity investments and fixed income investments. Pension plan assets are managed by Russell, which allocates the assets into specified Russell designed funds as per Loral’s directed asset allocation. Each specified Russell fund is then managed by investment managers chosen by Russell. The targeted long-term targeted allocation of the pension plan assets is 60% in equity

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

investments and 40% in fixed income investments. Based on this target allocation, the twenty-year historical return of the investment managers has been 10.1%. The expected long-term rate of return on plan assets determined on this basis was 9.0% for the year ended December 31, 2006, the periods October 2, 2005 to December 31, 2005 and January 1, 2005 to October 1, 2005, and the year ended December 31, 2004. For 2007, an expected long-term rate of return of 8.5% will be used.

Our pension and other employee benefits plan asset allocations by asset category as of December 31, 2006 and 2005 are as follows:

	December 31,
	2006	2005

Equity investments	55%	56%
Fixed income investments	45%	44%

	100%	100%

Actuarial assumptions to determine the benefit obligation for other benefits as of December 31, 2006, used a health care cost trend rate of 10.25% decreasing gradually to 4.5% by 2014. Actuarial assumptions to determine the benefit obligation for other benefits as of December 31, 2005, used a health care cost trend rate of 9.0% decreasing gradually to 5.0% by 2009. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates for 2006 would have the following effects (in thousands):

	1% Increase	1% Decrease

Effect on total of service and interest cost components of net periodic postretirement health care benefit cost	$101	$(79)
Effect on the health care component of the accumulated postretirement benefit obligation	$1,138	$(917)

The following benefit payments, which reflect future services, as appropriate, are expected to be paid (in thousands):

		Other Benefits
		Gross	Medicare
	Pension	Benefit	Subsidy
	Benefits	Payments	Receipts

2007	$760	$474	$12
2008	775	514	17
2009	786	495	27
2010	835	525	34
2011	880	572	41
2012 to 2016	5,757	3,304	317

Employee Savings Plan

Our employees participate in the Loral employee savings plan, which provides that Loral matches the contributions of participating employees up to a designated level. Under this plan, the matching contributions attributable to Loral Skynet employees were $0.6 million, $0.1 million, $0.5 million, and $1.0 million for the year ended December 31, 2006, for the periods from October 2, 2005 to December 31, 2005 and January 1, 2005 to October 1, 2005, and the year ended December 31, 2004, respectively. Employees participating in the savings plan are able to redirect our matching contributions to any available fund. In addition, employees are able to direct their individual contributions to any available fund.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Financial Instruments and Foreign Currency

Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate fair value:

The carrying amount of cash and cash equivalents approximates fair value because of the short maturity of those instruments. The fair value of investments in available-for-sale securities is based on market quotations. The fair value of our long-term debt obligations is based on a market value provided by an outside financial institution.

	December 31,
	2006		2005
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
Cash and cash equivalents	$16,032	$16,032	$39,715	$39,715
Investments in available-for-sale securities	16,260	16,260	—	—
Long-term debt	128,084	143,640	128,191	153,405

Derivatives

As described in Note 1, on December 16, 2006, a joint venture company formed by Loral and PSP entered into a share purchase agreement with BCE Inc. and Telesat Canada for the acquisition of all the shares of Telesat Canada and certain other assets for CAD 3.25 billion. As part of the transaction, the acquisition company received financing commitments from a syndicate of banks for $2.179 billion of senior secured credit facilities and $910 million of a senior unsecured bridge facility. The purchase price of Telesat Canada is in Canadian dollars, while most of the debt financing is in U.S. dollars. Accordingly, Loral and PSP have entered into financial commitments to lock in exchange rates to convert some of the U.S. dollar denominated debt proceeds to Canadian dollars. As such, Loral entered into several transactions through Loral Skynet whereby Loral Skynet guaranteed certain exposures should the Telesat Canada acquisition not close and the transactions are unwound.

In December 2006, Loral Skynet entered into a currency basis swap with a single bank counterparty converting $1.054 billion of U.S. debt into CAD1.224 billion of Canadian debt for a seven year period beginning December 17, 2007. This debt amortizes 1% per year with a final maturity of December 17, 2014. No cash payment was made by Loral Skynet to the counterparty for entering into this transaction. This agreement can be closed at any point prior to December 17, 2007 by simply moving all the terms forward to the closing date of the Telesat Canada acquisition without affecting terms. This agreement is assignable to the Canadian borrowing company on or prior to closing of the credit transaction. Loral Skynet’s liability under this agreement shall not exceed $10 million for the early termination of this agreement resulting from an event of default or termination event. At December 31, 2006, Loral Skynet recorded a $2.4 million charge to other income reflecting a mark-to-market valuation for the swap.

In December 2006, Loral Skynet entered into forward foreign currency contracts with a single bank counterparty selling $497.4 million for CAD 570.1 million ($1.00/CAD 1.1462) with a settlement date of December 17, 2007. No cash payments were made by Loral Skynet to the single bank counterparty for entering into these transactions. These agreements can be rolled forward to the closing date of the Telesat Canada acquisition with an adjustment in the exchange rate. These agreements are assignable to the Canadian borrowing company on or prior to closing of the credit transaction. Loral Skynet’s liability under these agreements shall not exceed $72.5 million for the early termination of these agreements resulting from an event of default or termination event. At December 31, Loral Skynet recorded a $3.3 million charge to other income reflecting a mark-to-market valuation for the forward contracts.

Subsequent to December 31, 2006, Loral Skynet entered into additional forward foreign currency contracts with a single bank counterparty selling $200 million for CAD 232.8 million ($1.00/CAD 1.1640) with a settlement date of December 17,

LORAL SKYNET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2007. The terms of these transactions are similar to the terms of the December transactions. Loral Skynet’s liability under these agreements shall not exceed $35 million for the early termination of these agreements resulting from an event of default or termination event.

Loral has agreed to indemnify Loral Skynet against losses and liabilities that may be incurred by Loral Skynet arising out of the hedging transactions described above. In addition, Loral has agreed to pay Loral Skynet a $1.175 million fee for entering into such transaction, which fee may be paid, at Loral’s option, by offset against the intercompany loan owed by Loral Skynet to Loral.

17.	Commitments and Contingencies

Financial Matters

During 2006, Loral Skynet initiated steps to restructure its network services global operations. The plan called for termination of certain operating leases and involuntary termination of certain employees and was completed in 2006. As of December 31, 2006, we incurred $1.3 million of costs associated with this plan, of which $0.9 million was for employee termination costs and the remainder related to the write off of inventory and fixed assets. We do not expect to incur additional costs associated with this plan.

Loral Skynet has in the past entered into prepaid leases, sales contracts and other arrangements relating to transponders on its satellites. Under the terms of these agreements, as of December 31, 2006, Loral Skynet continues to provide for a warranty for periods of two to eight years for sales contracts and other arrangements (seven transponders), and prepaid leases (two transponders). Depending on the contract, Loral Skynet may be required to replace transponders which do not meet operating specifications. Substantially all customers are entitled to a refund equal to the reimbursement value if there is no replacement, which is normally covered by insurance. In the case of the sales contracts, the reimbursement value is based on the original purchase price plus an interest factor from the time the payment was received to acceptance of the transponder by the customer, reduced on a straight-line basis over the warranty period. In the case of prepaid leases, the reimbursement value is equal to the unamortized portion of the lease prepayment made by the customer. For other arrangements, in the event of transponder failure where replacement capacity is not available on the satellite, one customer is not entitled to reimbursement, and the other customer’s reimbursement value is based on contractually prescribed amounts that decline over time.

Satellite Matters

Satellites are built with redundant components or additional components to provide excess performance margins to permit their continued operation in case of component failure, an event that is not uncommon in complex satellites. Twenty of the satellites built by SS/L and launched since 1997, three of which are owned and operated by us or affiliates, have experienced losses of power from their solar arrays. There can be no assurance that one or more of the affected satellites will not experience additional power loss. In the event of additional power loss, the extent of the performance degradation, if any, will depend on numerous factors, including the amount of the additional power loss, the level of redundancy built into the affected satellite’s design, when in the life of the affected satellite the loss occurred, how many transponders are then in service and how they are being used. It is also possible that one or more transponders on a satellite may need to be removed from service to accommodate the power loss and to preserve full performance capabilities on the remaining transponders. During the third quarter of 2006, due to power loss caused by solar array failures, Loral Skynet removed from service through the end of life certain unutilized transponders on one of its satellites and will remove additional transponders from service on this satellite in order to maintain sufficient power to operate the remaining transponders for its specified life. As of December 31, 2006, Loral Skynet does not believe the carrying value of this satellite has been impaired. Loral Skynet will, however, continue to evaluate the impact of the power loss caused by the solar array failures. A complete or partial loss of a satellite’s capacity owned by us could result in a loss of revenues and profits. Based upon information currently available, including design redundancies to accommodate small power losses, and that no pattern has been identified as to the timing or specific location within the solar arrays of the failures, we believe that this matter will not have a material adverse effect on our consolidated financial position or our results of operations, although no assurance can be provided.

Certain of our satellites are currently operating using back-up components because of the failure of primary components. If the back-up components fail and we are unable to restore redundancy, these satellites could lose

LORAL SKYNET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

capacity or be total losses, which would result in a loss of revenues and profits. For example, in July 2005, in the course of conducting our normal operations, we determined that the primary command receivers on two of our satellites had failed. These satellites, which are equipped with redundant command receivers designed to provide full functional capability through the full design life of the satellite, continue to function normally and service to customers has not been affected. Moreover, on one of these satellites, SS/L has successfully completed implementation of a software workaround that fully restores the redundant command receiver functionality. On the other satellite, SS/L has successfully completed implementation of an interim software workaround that partially restores the redundant command receiver functionality, and SS/L expects to implement a permanent software workaround that will fully restore the redundant command receiver functionality, although no assurance can be provided.

Two satellites owned by us have the same solar array configuration as one other 1300-class satellite manufactured by SS/L that has experienced an event with a large loss of solar power. SS/L believes that this failure is an isolated event and does not reflect a systemic problem in either the satellite design or manufacturing process. Accordingly, we do not believe that this anomaly will affect our two satellites with the same solar array configuration. The insurance coverage for these satellites, however, provides for coverage of losses due to solar array failures only in the event of a capacity loss of 75% or more for one satellite and 80% or more for the other satellite.

We currently insure the on-orbit performance of substantially all of our satellite capacity. Typically such insurance is for a policy period of one year subject to renewal. It has been difficult, however, to obtain full insurance coverage for satellites that have, or are part of a product line of satellites that have experienced problems in the past. Insurers have required either exclusions of certain components or have placed limitations on coverage in connection with insurance renewals for such satellites in the future. We cannot assure, upon the expiration of an insurance policy, that we will be able to renew the policy on terms acceptable to us or that we will not elect to self insure and forego commercial insurance for the satellite. The loss of a satellite would have a material adverse effect on our financial performance and may not be adequately mitigated by insurance. In October 2006, we renewed our on-orbit performance policy under substantially the same terms as the previously expired policy.

Regulatory Matters

To prevent frequency interference, the regulatory process requires potentially lengthy and costly negotiations with third parties who operate or intend to operate satellites at or near the locations of our satellites. For example, as part of our coordination efforts on Telstar 12, we agreed to provide four 54 MHz transponders on Telstar 12 to Eutelsat for the life of the satellite and have retained risk of loss with respect to those transponders. In the event of an unrestored failure, under Loral Skynet’s related warranty obligation, Eutelsat would be entitled to compensation on contractually prescribed amounts that decline over time. We also granted Eutelsat the right to acquire, at cost, four transponders on the replacement satellite for Telstar 12. We continue to be in discussions with other operators on coordination issues. We may be required to make additional financial concessions in the future in connection with our coordination efforts. The failure to reach an appropriate arrangement with a third party having priority rights at or near one of our orbital slots may result in substantial restrictions on the use and operation of our satellite at that location.

LORAL SKYNET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Lease Arrangements

We lease certain facilities, equipment and transponder capacity under agreements expiring at various dates. Certain leases covering facilities contain renewal and/or purchase options which may be exercised by us. We did not earn any sublease income. Rent expense is as follows (in thousands):

Rent

Year ended December 31, 2006	$19,199
October 2, 2005 to December 31, 2005	$5,180
January 1, 2005 to October 1, 2005	$15,720
Year ended December 31, 2004	$30,307

Future minimum payments, by year and in the aggregate under operating leases with initial or remaining terms of one year or more consisted of the following as of December 31, 2006 (in thousands):

2007	$12,845
2008	14,061
2009	11,637
2010	10,753
2011	9,407
Thereafter	32,293

$90,996

Legal Proceedings

On June 13, 2007, GPC XLI L.L.C., Rockview Trading, Ltd., KS Capital Partners L.P., Murray Capital Management, Inc. Watershed Capital Institutional Partners L.P., Watershed Capital Partners (Offshore), Ltd. and Watershed Capital Partners L.P. (collectively, “Plaintiffs”), all members of an ad-hoc committee (the “Ad-Hoc Committee”) of holders of Loral Skynet Notes, commenced an action in the Court of Chancery of the State of Delaware in and for the County of New Castle against Loral, Loral Skynet and various subsidiaries of Loral Skynet which are obligors under the Indenture (collectively, “Defendants”). The action was commenced after discussions between Loral and the Ad-Hoc Committee did not result in a resolution of the issues raised by the Plaintiffs.

Plaintiffs allege that Defendants have breached the Indenture and the implied covenant of good faith and fair dealing in the Indenture and the Loral Skynet Notes. Specifically, Plaintiffs allege that the Loral Skynet Notes may be redeemed prior to October 15, 2009 (an “Early Redemption”) at a redemption price of 110% of the principal amount plus accrued and unpaid interest only if two-thirds of the holders do not object. Plaintiffs also state that Loral Skynet has announced its intention to redeem the Loral Skynet Notes on September 5, 2007 in connection with the Skynet Transaction. Plaintiffs further allege that the value of the Loral Skynet Notes is at least 126% of par value, that no holder would be expected to consent to redemption at 110% and that the difference between paying approximately 126% versus the proposed Early Redemption amount of 110% is an additional $20.2 million. Plaintiffs assert that, in connection with the Securities Purchase Agreement dated as of October 17, 2006, as amended and restated on February 27, 2007, with MHR, Loral’s largest stockholder, pursuant to which Loral sold $300 million of convertible preferred stock to funds affiliated with MHR, Loral bought the consent of MHR and its affiliated funds which are holders of 44% of the Loral Skynet Notes to the Early Redemption by paying to MHR in excess of $8.25 million in placement and legal and advisory fees resulting in an unequal “exit consent” payment not offered to other holders.

Plaintiffs are seeking (i) a declaratory judgment that Defendants violated the terms of the Indenture by paying MHR for its consent to redemption of the Loral Skynet Notes below the make-whole value and not paying equal consideration to all holders; (ii) a declaratory judgment that Defendants pay equal redemption consideration to all

LORAL SKYNET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

holders, in an amount to be determined at trial; (iii) enjoin Defendants from consummating the Early Redemption unless equal consideration is paid to all holders for their non-objection to, and redemption of, the Loral Skynet Notes; (iv) enjoin Defendants from counting the Loral Skynet Notes held by funds affiliated with MHR in its calculation of whether the holders constituting two-thirds of the outstanding principal amount will object to the redemption, absent equal consideration to all holders for such non-objection to, and redemption of, the Loral Skynet Notes; (v) award damages in an amount to be determined at trial; (vi) award pre-judgment interest, attorneys’ fees and costs; and (vii) grant such other relief as the court deems proper.

Plaintiffs have also moved for an order expediting the proceedings by requiring prompt responses to the complaint and to discovery requests and by setting an early date for an injunction hearing. Plaintiffs have since filed a motion for a preliminary injunction.

Loral believes that the proposed Early Redemption is proper in accordance with the terms of the Indenture. The litigation filed by Plaintiffs, however, could delay redemption of the Loral Skynet Notes which may, in turn, have the effect of delaying the closing of the Skynet Transaction beyond the closing of the Telesat Transaction. In order to avoid prolonged delay, Loral is prepared to place into escrow, for the benefit of the Plaintiffs should they ultimately prevail in the litigation, funds equal to the maximum incremental amount claimed by Plaintiffs above the 110% Early Redemption amount plus an allowance for reasonable expenses (see Note 20).

Reorganization Matters

Confirmation of our Plan of Reorganization was opposed by the Equity Committee appointed in the Chapter 11 Cases and by the LSPC. Shortly before the hearing to consider confirmation of the Plan of Reorganization, the Equity Committee also filed a motion seeking authority to prosecute an action on behalf of the estates of Old Loral and its Debtor Subsidiaries seeking to unwind as fraudulent, a guarantee provided by Old Loral in 2001, of certain indebtedness of Loral Orion, Inc. (the “Motion to Prosecute”). By separate Orders dated August 1, 2005, the Bankruptcy Court confirmed the Plan of Reorganization (the “Confirmation Order”) and denied the Motion to Prosecute (the “Denial Order”). On or about August 10, 2005, the LSPC appealed (the “Confirmation Appeal”) to the United States District Court for the Southern District of New York (the “District Court”) the Confirmation Order and the Denial Order. On February 3, 2006, Loral filed with the District Court a motion to dismiss the Confirmation Appeal. On May 26, 2006, the District Court granted Loral’s motion to dismiss the Confirmation Appeal. The LSPC subsequently filed a motion for reconsideration of such dismissal, which the District Court denied on June 14, 2006 (the “Reconsideration Order”). On or about July 12, 2006, a person purportedly affiliated with the LSPC appealed the dismissal of the Confirmation Appeal and the Reconsideration Order to the United States Court of Appeals for the Second Circuit. (the “Second Circuit Confirmation Appeal”). The Second Circuit Confirmation Appeal is currently fully briefed and awaiting decision by the Court of Appeals.

In November 2005, a shareholder of Old Loral on behalf of the LSPC filed with the FCC a petition for reconsideration of the FCC’s approval of the transfer of the FCC licenses held by certain Old Loral subsidiaries, including licenses held by Loral Orion, Loral SpaceCom and Loral Skynet Network Services, Inc., to Loral in connection with the implementation of the Plan of Reorganization of Old Loral and its subsidiaries and a request for investigation by the FCC into the financial matters and actions of Old Loral and its subsidiaries (the “FCC Appeal”). In December 2005, Old Loral filed with the FCC its opposition to the FCC Appeal.

LORAL SKYNET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Geographic Information

The following table presents our revenues by country based on customer location for the year ended December 31, 2006, for the periods from October 2, 2005 to December 31, 2005 and January 1, 2005 to October 1, 2005, and for the year ended December 31, 2004 (in thousands):

	Successor Business		Predecessor Business
		For the Period	For the Period
		October 2,	January 1,
	Year Ended	2005 to	2005 to	Year Ended
	December 31,	December 31,	October 1,	December 31,
	2006	2005	2005	2004
United States	$99,076	$21,065	$64,033	$83,274
Mexico	126	378	5,142	—
People’s Republic of China (including Hong Kong)	7,113	1,730	4,448	97,561
Other	57,392	12,815	40,590	46,123

	$163,707	$35,988	$114,213	$226,958

During 2006, one of our customers accounted for approximately 17% of our consolidated revenues. For the period from October 2, 2005 to December 31, 2005 and January 1, 2005 to October 1, 2005, no customers accounted for more than 10% of our consolidated revenues. During 2004, one of our customers accounted for approximately 40% of our consolidated revenues.

With the exception of our satellites in-orbit, our long-lived assets are primarily located in the United States.

19.	Related Party Transactions

MHR Fund Management LLC

As of December 31, 2006, MHR owned 35.9% of Loral’s common stock, 38.3% of Loral Skynet’s preferred stock and 44.6% of Loral Skynet’s senior secured notes.

Pursuant to the Plan of Reorganization, on November 21, 2005, Loral and Loral Skynet entered into a registration rights agreement with funds affiliated with MHR. Pursuant to the Plan of Reorganization, each holder of an Allowed Claim, as that term is used in the Plan of Reorganization, that receives a distribution pursuant to the plan of ten percent (10%) or greater of any of (i) Loral common stock, (ii) Loral Skynet preferred stock or (iii) Loral Skynet notes (collectively, the “Registrable Securities”) is entitled to receive certain registration rights under the registration rights agreement (each such holder, and any future holder of such securities who becomes a party to the registration rights agreement, a “Registration Rights Holder”). Pursuant to the registration rights agreement, in addition to certain piggy-back registration rights granted to the Registration Rights Holders, certain Registration Rights Holders may also demand, under certain circumstances, that the Registrable Securities be registered under the Securities Act of 1933, as amended, in each case subject to the terms and conditions of the registration rights agreement.

Pursuant to the Plan of Reorganization, holders of certain claims at Loral Orion, Inc. were entitled to subscribe for up to $120 million of Loral Skynet notes. MHR and P. Schoenfeld Asset Management LLC agreed to backstop 95% and 5%, respectively, of the rights offering, in consideration of a $6 million fee, paid in additional Loral Skynet notes, as well as reimbursement of certain costs and expenses. In connection with this backstop agreement, MHR received $5.7 million principal amount of Loral Skynet notes.

Dr. Rachesky and Mr. Goldstein are co-founders and managing principals of MHR. Mr. Devabhaktuni is also a managing principal of MHR. Dr. Rachesky, Mr. Goldstein and Mr. Devabhaktuni are directors of Loral.

LORAL SKYNET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Due to Related Parties

Due to related parties consists of the following (in thousands):

	December 31,
	2006	2005

Loral	$2,832	$4,253
Loral credit facility	30,083	—
SS/L	44	(338)

	$32,959	$3,915

Loral Management and Shared Services Agreements

Loral charges Loral Skynet for expenses it incurs for the benefit or on behalf of Loral Skynet. These expenses include benefits administration services, tax administration services, audit fees, internal audit and treasury services. These costs charged to Loral Skynet amounted to $3.3 million and $1.0 million and $2.7 million and nil for the year ended December 31, 2006, the period October 2, 2005 to December 31, 2005, the period January 1, 2005 to October 1, 2005 and the year ended December 31, 2004, respectively.

Loral allocates corporate management expenses to its subsidiaries, including Loral Skynet. The allocation of these expenses is computed using a fixed formula based on three factors: employee payroll, revenues and properties. Allocated amounts charged to Loral Skynet were $8.9 million, $5.3 million, $7.6 million and $14.4 million for the year ended December 31, 2006, the period October 2, 2005 to December 31, 2005, the period January 1, 2005 to October 2, 2005, and the year ended December 31, 2004, respectively. In addition, commencing November 21, 2005 Loral charges its subsidiaries, including Loral Skynet, a fee for management services it provides. The fee charged to Loral Skynet amounted to $1 million and $0.1 million for the year ended December 31, 2006 and the period October 2, 2005 to December 31, 2005, respectively.

Loral Credit Facility

Loral Skynet entered into a credit arrangement with Loral on December 22, 2006 whereby Loral agreed to extend a credit facility of up to $100 million at 10% per annum to Loral Skynet for use in the construction, insurance or launch of the Telstar 11N satellite. In connection with this credit facility, Loral Skynet has provided a security interest to Loral comprised of all Loral Skynet’s rights, title and interest to the Telstar 11N satellite construction contract, including its rights with respect to the Telstar 11N satellite. Interest expense on the borrowings under the credit arrangement was $0.1 million for the year ended December 31, 2006. The outstanding balance as of December 31 2006, including accrued interest, was $30.08 million.

SS/L

Telstar 11N

Loral Skynet has entered into a contract with SS/L, valued at $176.6 million as amended, for the construction and launch of Telstar 11N. SS/L has also agreed to procure launch and in-orbit insurance on behalf of Loral Skynet. For the year ended December 31, 2006 and the period October 2, 2005 to December 31, 2005, we paid milestone payments to SS/L of $72.7 million and $0.6 million, respectively. As of December 31, 2006 and December 31, 2005 we had no outstanding amounts payable to SS/L related to the construction of the Telstar 11N satellite.

Transponder Lease Arrangement

Loral Skynet and SS/L entered into an agreement in February 2001 whereby SS/L agreed to reimburse us for the transponder capacity leased by Loral Skynet to an SS/L customer. During the year ended December 31, 2006, for the periods from October 2, 2005 to December 31, 2005 and January 1, 2005 to October 1, 2005, and for the year

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ended December 31, 2004 we recognized revenue of $2.7 million, $0.9 million, $3.2 million and $4.2 million, respectively, under this arrangement.

Professional Services

Loral Skynet provides professional services to SS/L on an as needed basis. Services provided by us to SS/L and recognized as revenue for the year ended December 31, 2006, for the periods from October 2, 2005 to December 31, 2005 and January 1, 2005 to October 1, 2005, and for the year ended December 31, 2004 were $364 thousand, nil, $25 thousand and $229 thousand, respectively.

XTAR

Loral Skynet Corporation Service Agreements and Arrangements with XTAR

XTAR signed agreements with Loral Skynet in January 2004, whereby Loral Skynet is to provide telemetry, tracking and control (TT&C) services, access management services through the end of life of the XTAR-EUR satellite and satellite construction oversight services. XTAR and Loral Skynet have also entered into agreements whereby Loral Skynet provides to XTAR (i) certain general and administrative services and (ii) US employee benefits administration. As of December 31, 2006 and 2005, XTAR owed Loral Skynet, including its subsidiaries, $3.5 million and $2.1 million, respectively (“Outstanding Balances”), under these arrangements. Loral Skynet has agreed that XTAR may defer payment of the Outstanding Balances, in addition to any additional amounts incurred and unpaid under these arrangements on or after January 1, 2007, through at least March 31, 2008.

During the period ended December 31, 2006, for the periods from October 2, 2005 to December 31, 2005 and January 1, 2005 to October 1, 2005, and for the year ended December 31, 2004 we recognized revenue of Nil, $196 thousand, $1.3 million, and $1.1 million, respectively. Also, during the year ended December 31, 2006, for the periods from October 2, 2005 to December 31, 2005 and January 1, 2005 to October 1, 2005, and for the year ended December 31, 2004 amounts billed but not recognized as revenue (pending receipt of payment by XTAR) was $1.3 million, $101 thousand, Nil and Nil, respectively.

20.	Subsequent Event

Loral Skynet has initiated the redemption of all of its outstanding Loral Skynet Notes. The redemption date will be September 5, 2007, and the redemption price will be equal to 110% of the principal amount of the Notes, plus accrued and unpaid interest up to, but not including, the redemption date. The aggregate outstanding principal amount of the Notes is $126 million.

Redemption of the Loral Skynet Notes is pursuant to the Indenture, dated as of November 21, 2005, between the Company and The Bank of New York, as Trustee. Pursuant to the terms of the Indenture, the redemption will occur unless holders of at least two-thirds of the principal amount of the Loral Skynet Notes have objected to the redemption within 20 business days following the date the redemption notice is sent to them by the trustee.

The redemption is in connection with the previously announced Telesat Transaction. Redemption is subject to litigation (see “Legal Preceedings” in Note 17).